UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )
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Retail Ventures, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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RETAIL VENTURES, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD
JUNE 15, 2006
AND
PROXY STATEMENT
IMPORTANT
Please complete, sign and date your proxy and promptly return it in the enclosed envelope. No postage is necessary if mailed in the United States.

RETAIL VENTURES, INC.
3241 Westerville Road
Columbus, Ohio 43224
(614) 471-4722
May 17, 2006
To the Shareholders of Retail Ventures, Inc.:
Notice is hereby given that the 2006 Annual Meeting of Shareholders of Retail Ventures, Inc. will be held at The Pierre Hotel, 2 East 61st Street, New York, New York 10021, on Thursday, June 15, 2006, at 10:00 a.m. Eastern Daylight Savings Time, for the following purposes, all of which are more completely set forth in the accompanying proxy statement:
1.	To elect nine directors, each for a term of one year and until their successors are duly elected and qualified.

2.	To transact such other business as may properly come before the meeting or any adjournment thereof.
Only shareholders of record at the close of business on May 12, 2006, are entitled to notice of and to vote at the Annual Meeting of Shareholders.

By Order of the Board of Directors,

/s/ James A. McGrady

James A. McGrady Executive Vice President, Chief Financial Officer, Treasurer and Secretary

YOUR VOTE IS IMPORTANT
You are urged to date, sign and promptly return the enclosed form of proxy in the enclosed envelope to which no postage need be affixed if mailed in the United States. Voting your shares by the enclosed proxy does not affect your right to vote in person in the event you attend the meeting. You are cordially invited to attend the meeting. If you attend, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy.

i

RETAIL VENTURES, INC.
3241 Westerville Road
Columbus, Ohio 43224
(614) 471-4722
PROXY STATEMENT
The enclosed proxy is being solicited on behalf of the Board of Directors of Retail Ventures, Inc. for use at the Annual Meeting of Shareholders to be held at 10:00 a.m., Eastern Daylight Savings Time, on Thursday, June 15, 2006, and any postponements or adjournments thereof (the “Annual Meeting”). Unless the context indicates otherwise, all references in this Proxy Statement to “Retail Ventures,” “RVI,” “our,” or the “Company” refer to Retail Ventures, Inc. This proxy statement, including the Notice of Meeting and the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2006 (the “2005 fiscal year”) was first mailed to shareholders on May 17, 2006.
Only shareholders of record at the close of business on May 12, 2006 are entitled to notice of and to vote at the Annual Meeting. The total number of outstanding common shares entitled to vote at the Annual Meeting is 44,902,776. Each shareholder is entitled to one vote for each share held.
Without affecting any vote previously taken, the proxy may be revoked by the shareholder by giving a written notice of revocation to the Company at Retail Ventures, Inc., 3241 Westerville Road, Columbus, Ohio 43224, Attention James A. McGrady, Secretary. A shareholder may also change his or her vote by executing and returning to the Company a later-dated proxy or by giving notice of revocation in open meeting.
All properly executed proxies received by the Board of Directors will be voted as directed by the shareholder. All properly executed proxies received by the Board of Directors which do not specify how shares should be voted will be voted “FOR” the election as directors of the nominees listed below under the caption “Election of Directors” and in the discretion of the proxies on any other business properly brought before the Annual Meeting.
The presence, in person or by proxy, of a majority of the outstanding common shares is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum. Broker non-votes occur when brokers who hold their customers’ shares in street name sign and submit proxies for such shares and vote such shares on some matters, but not others. This would occur when brokers have not received any instructions from their customers, in which case the brokers, as the holders of record, are permitted to vote on “routine” matters, which includes the election of directors.
Solicitation of proxies may be made by mail, personal interview and telephone by officers, directors and regular employees of the Company, and by the employees of the Company’s transfer agent, National City Bank. In addition, the Company has retained a firm specializing in proxy solicitations, Georgeson Shareholder Communications, Inc., at a cost of approximately $1,500, to assist the Company with its proxy solicitation process. The Company will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Security Ownership of Certain Beneficial Owners
The following table sets forth information as of May 12, 2006 (except as noted below) relating to the beneficial ownership of our common shares by each person known by us to own beneficially more than 5% of our outstanding common shares. Amount of beneficial ownership for each person is based on such person’s most recent report on Schedule 13D or 13G. Percent of beneficial ownership for each person is based upon the 44,902,776 common shares, net of treasury, outstanding as of May 12, 2006, plus the number of common shares such person reported that it has the right to acquire within 60 days.

		Amount and
Title of	Name and	nature of beneficial
Class	address of beneficial owner	ownership		Percent of class
(All of these are	Schottenstein Stores Corporation (1)	29,614,268	(2)	53.5%
common shares)	1800 Moler Road
	Columbus, Ohio 43207

	Cerberus Partners, L.P.	4,388,427	(3)	8.9%
	299 Park Avenue
	22nd Floor
	New York, New York 10171

	Dimensional Fund Advisors Inc.	2,400,358	(4)	5.3%
	1299 Ocean Avenue
	11th Floor
	Santa Monica, CA 90401

(1)	Prior to the completion of the Company’s initial public offering on June 18, 1991, the Company was operated as the Department Store Division (the “Division”) of Schottenstein Stores Corporation (“SSC”). On that date, SSC transferred substantially all of the net assets of the Division to the Company in exchange for common shares of the Company. SSC is a closely-held Delaware corporation. SSC’s common stock is beneficially owned by certain of the Company’s directors and other Schottenstein family members, as follows, as of May 12, 2006:

	Shares of
Name of beneficial owner	SSC common stock		Percent of class
Jay L. Schottenstein	299.38139	(a)	78.4%
Geraldine Schottenstein	27.41707	(b)	7.2%
Ari Deshe	27.41707	(c)	7.2%
Jon P. Diamond	27.41707	(d)	7.2%

Total	381.63260		100.0%

	(a)	Represents sole voting and investment power over 299.38139 shares held in irrevocable trusts for family members as to which Jay L. Schottenstein is trustee and as to which shares Mr. Schottenstein may be deemed to be the beneficial owner.

	(b)	Represents sole voting and investment power over 27.41707 shares held by Geraldine Schottenstein, as trustee of an irrevocable trust for family members, as to which shares Geraldine Schottenstein may be deemed to be the beneficial owner.

	(c)	Represents sole voting and investment power over 27.41707 shares held by Ari Deshe, as trustee of irrevocable trusts for family members, as to which shares Mr. Deshe may be deemed to be the beneficial owner.

	(d)	Represents sole voting and investment power over 27.41707 shares held by Jon Diamond and his wife, Susan Schottenstein Diamond, as trustees of irrevocable trusts for family members, as to which shares Mr. Diamond may be deemed to be the beneficial owner.

(2)	SSC has sole power to vote and dispose of 29,614,268 common shares. Jay L. Schottenstein is a director, Chairman of the Board, President and Chief Executive Officer of SSC and has power to vote and dispose of shares of SSC held by various trusts. Total common shares beneficially owned by SSC are comprised of:

	(a)	19,206,766 common shares owned of record and beneficially by SSC; and

(b)	SSC holds: (A) certain convertible warrants which provide SSC the right, from time to time, in whole or in part and subject to certain conditions, to: (i) acquire common shares of RVI at $4.50 per share; (ii) acquire, from RVI, DSW Inc., a controlled subsidiary of the Company (“DSW”), Class A Common Shares, no par value (the “DSW Class A Shares”), at $19.00 per share; or (iii) acquire a combination thereof; and (B) certain term warrants which provide SSC the right, from time to time, in whole or in part and subject to certain conditions, to: (i) acquire RVI common shares at $4.50 per share; (ii) acquire, from RVI, DSW Class A Shares at $19.00 per share; or (iii) acquire a combination thereof. SSC has the right to acquire up to 8,333,333 RVI common shares upon full exercise of the convertible warrants, and up to 2,074,168 RVI common shares (subject to adjustment) upon full exercise of the term warrants. Based on information in a Schedule 13D/A filed by SSC on January 18, 2006. For more information about the convertible warrants and the Term Warrant, see “Certain Relationships and Related Transactions — Debt Agreements and Warrants”.
Does not include 67,944 common shares held by the Ann and Ari Deshe Foundation and 67,944 common shares held by the Jon and Susan Diamond Family Foundation, each a private charitable foundation. The foundations’ trustees and officers consist of at least one of the following persons: Geraldine Schottenstein, Jay Schottenstein, Jon Diamond and/or Ari Deshe, in conjunction with other Schottenstein family members.

(3)	As of December 31, 2005, Cerberus Partners, L.P., a Delaware limited partnership (“Cerberus”), held: (A) certain convertible warrants which provide Cerberus the right, from time to time, in whole or in part and subject to certain conditions, to: (i) acquire common shares of RVI at $4.50 per share; (ii) acquire, from RVI, DSW Class A Shares, at $19.00 per share; or (iii) acquire a combination thereof; and (B) certain term warrants which provide Cerberus the right, from time to time, in whole or in part and subject to certain conditions, to: (i) acquire RVI common shares at $4.50 per share; (ii) acquire, from RVI, DSW Class A Shares at $19.00 per share; or (iii) acquire a combination thereof. Subject to the limitation described below, Cerberus had the right to acquire up to 8,333,333 RVI common shares upon full exercise of the convertible warrants, and up to 2,074,168 RVI common shares (subject to adjustment) upon full exercise of the term warrants. Each of Cerberus’ convertible warrants and term warrants, however, provides that in no event shall such warrant be exercisable to the extent that the issuance of RVI common shares upon exercise, after taking into account the RVI common shares then owned by Cerberus and its affiliates, would result in the beneficial ownership by Cerberus and its affiliates of more than 9.99% of the RVI common shares outstanding immediately after giving effect to such exercise. Stephen Feinberg possesses sole power to vote and direct the disposition of all securities of Cerberus. Thus, as of December 31, 2005, for the purposes of Reg. Section 240.13d-3, Stephen Feinberg was deemed to beneficially own 4,388,427 RVI common shares, or 9.99% of the RVI common shares deemed issued and outstanding as of such date based on information contained in a Schedule 13G/A filed by Stephen Feinberg on February 14, 2006. See “Certain Relationships and Related Transactions - Debt Agreements and Warrants” for additional information.

On March 13, 2006, RVI issued 2,000,000 of its common shares to Cerberus in connection with the exercise of a portion of its outstanding convertible warrants. The common shares were issued at an exercise price of $4.50 per share for an aggregate cash purchase price of $9,000,000. On April 26, 2006, RVI issued an additional 3,000,000 of its common shares to Cerberus in connection with the exercise of another portion of its outstanding convertible warrants. These common shares were issued at an exercise price of $4.50 per share for an aggregate cash purchase price of $13,500,000. Following these exercises, Cerberus’ remaining convertible warrants entitle Cerberus to acquire from the Company, upon exercise and payment of the exercise price, either 3,333,333 of the Company’s common shares or 789,474 DSW Class A Shares.

(4)	Dimensional Fund Advisors Inc. (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “funds.” In its role as investment advisor or manager, Dimensional possesses sole voting and/or investment power over the Company securities that are owned by the funds and may be deemed to be the beneficial owner of the shares of the issuer held by the funds. Dimensional disclaims beneficial ownership of such securities. Based on information contained in a Schedule 13G/A filed by Dimensional on February 6, 2006.

Security Ownership of Management
The following table sets forth, as of May 12, 2006, information with respect to the Company’s common shares owned beneficially by each director individually, by the executive officers named in the Summary Compensation Table set forth on page 13 of this proxy statement and by all directors and executive officers as a group:

		Amount and
Title of		nature of beneficial
Class	Name of beneficial owner	ownership (1)	Percent of class (2)
(All of these are common shares)	Henry L. Aaron(7)	28,500	*
	Julia A. Davis	8,000	*
	Ari Deshe (3)(5)(7)	24,972	*
	Jon P. Diamond (3)(5)	0	*
	Elizabeth M. Eveillard	30,000	*
	James A. McGrady	143,000	*
	Steven E. Miller	17,600	*
	Lawrence J. Ring	0	*
	Jay L. Schottenstein (3)(4)(5)(6)	247,800	*
	Harvey L. Sonnenberg	35,000	*
	James L. Weisman (7)	31,100	*
	Heywood Wilansky	150,000	*

	All directors and executive officers as a group (13 persons)(3)(4)(5)(6)(7)	715,972	1.6%

*	Represents less than 1% of outstanding common shares, net of treasury shares.

(1)	Except as otherwise noted, the persons named in this table have sole power to vote and dispose of the shares listed.

Includes the following number common shares as to which the named person has the right to acquire beneficial ownership upon the exercise of RVI stock options within 60 days of May 12, 2006: Mr. Aaron, 21,000; Ms. Davis, 8,000; Mr. Deshe, 10,000; Ms. Eveillard, 12,500; Mr. McGrady, 143,000; Mr. Miller, 17,600; Mr. J. Schottenstein, 50,000; Mr. Sonnenberg, 17,500; Mr. Weisman, 17,500; Mr. Wilansky, 150,000; and all directors and executive officers as a group, 447,100.

(2)	The percent is based upon the 44,902,776 common shares outstanding, net of treasury shares, plus the number of common shares each person has the right to acquire within 60 days of May 12, 2006.

(3)	Does not include: 19,206,766 common shares owned of record and beneficially by SSC, 8,333,333 RVI common shares issuable upon full exercise of the convertible warrants, and up to 2,074,168 RVI common shares (subject to adjustment) issuable upon full exercise of the term warrants. Jay L. Schottenstein is the Chairman and Chief Executive Officer of SSC. Jay L. Schottenstein, Ari Deshe and Susan Diamond (spouse of Jon P. Diamond) are members of the Board of Directors of SSC. See Notes 1 and 2 to preceding table and “Certain Relationships and Related Transactions — Debt Agreements and Warrants” for additional information.

(4)	Includes 52,500 common shares owned by Glosser Brothers Acquisition, Inc. (“GBA”). Mr. Schottenstein is Chairman of the Board of Directors, President and a director of GBA and a trustee or co-trustee of family trusts that own 100% of the stock of GBA. Mr. Schottenstein disclaims beneficial ownership of the common shares owned by GBA.

(5)	Does not include 67,944 common shares held by the Ann and Ari Deshe Foundation and 67,944 common shares held by the Jon and Susan Diamond Family Foundation, each a private charitable foundation. The foundations’ trustees and officers consist of at least one of the following persons: Geraldine Schottenstein, Jay Schottenstein, Jon Diamond and/or Ari Deshe; in conjunction with other Schottenstein family members.

(6)	Includes 30,000 common shares as to which Jay L. Schottenstein shares voting and investment power as trustee of a trust which owns the common shares.

(7)	Includes 7,500 common shares held jointly by Mr. Aaron and his spouse, 10,000 common shares held for the benefit of Mr. Deshe’s minor children, and 500 common shares held by Mr. Weisman’s spouse.

The information with respect to beneficial ownership is based upon information furnished by each director or executive officer, or information contained in filings made with the Securities and Exchange Commission (the “SEC”).
ELECTION OF DIRECTORS
The number of members of the Company’s Board of Directors has been fixed at fourteen by action of the Board of Directors pursuant to the Company’s Amended and Restated Code of Regulations (the “Regulations”). Board of Directors members serve until the annual meeting following their election or until their successors are duly elected and qualified. The Nominating and Corporate Governance Committee has nominated nine persons for election as directors of the Company with their terms to expire in 2007. If each of the nominees is elected, five vacancies will exist on the Board of Directors. Proxies cannot be voted for a greater number of persons than the number of nominees named. The Board believes it is in the best interest of the Company to have vacancies on the Board to provide the Board with flexibility in the event that additional qualified candidates are identified.
Set forth below is certain information relating to the nominees for election as directors:

		Directors and Their Positions with the Company/	Director
Name	Age	Principal Occupations / Business Experience	Since
Jay L. Schottenstein	51	Chairman of the Company, American Eagle Outfitters, Inc., a retail chain, and SSC since March 1992 and Chief Executive Officer of the Company from April 1991 to July 1997 and from July 1999 to December 2000. Since March 2005, Mr. Schottenstein also serves as Chairman and Chief Executive Officer of DSW. Mr. Schottenstein served as Vice Chairman of SSC from 1986 until March 1992 and as a director of SSC since 1982. He served as President of the Furniture Division of SSC from 1985 through June 1993 and in various other executive capacities since 1976. Mr. Schottenstein is also a director of American Eagle Outfitters, Inc. and DSW, which are both companies with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).	1991

Henry L. Aaron*	72	Mr. Aaron presently serves as Senior Vice President of the Atlanta National League Baseball Club, Inc., a professional sports organization, and as President of Hammer Automotive Group, an Atlanta automobile dealership, along with a number of other private business interests.	2000

Ari Deshe	55	Chairman and Chief Executive Officer of Safe Auto Insurance Company, a property and casualty insurance company since 1996 and President and Chief Executive Officer from 1993 to 1996. Prior to that, Mr. Deshe served as President of Safe Auto Insurance Agency from 1992 to 1993 and President of Employee Benefit Systems, Inc. from 1982 to 1992.	1997

Jon P. Diamond	48	Vice Chairman of Safe Auto Insurance Company since November 1997, President and Chief Operating Officer since 1996 and Executive Vice President and Chief Operating Officer from 1993 to 1996. Mr. Diamond served as Vice President of SSC from March 1987 to March 1993 and served SSC in various management positions since 1983. Mr. Diamond is also a director of American Eagle Outfitters, Inc.	1991

Elizabeth M. Eveillard*	59	Ms. Eveillard is an independent consultant since 2003. Ms. Eveillard served as Senior Managing Director and a Consultant, Retailing and Apparel Group, Bear, Stearns & Co., Inc., an investment banking	2001

		Directors and Their Positions with the Company/	Director
Name	Age	Principal Occupations / Business Experience	Since
		company, from 2000 until 2003. Prior to that time, Ms. Eveillard served as the Managing Director, Head of Retailing Industry Group, PaineWebber Inc. from 1988 to 2000. From 1972 to 1988, Ms. Eveillard held various executive positions including Managing Director in the Merchandising Group with Lehman Brothers. Ms. Eveillard is also a director of Too, Inc. and Birks & Mayors, Inc., which are companies with securities registered pursuant to Section 12 of the Exchange Act.

Lawrence J. Ring*	57	Chancellor Professor of Business Administration and (2004) EMBA Alumni Distinguished Professor of Executive Education, The Mason School of Business Administration, The College of William and Mary (“W&M”) since 2001. In addition, Mr. Ring has also been an Adjunct Professor of Business Administration, The School of Executive Education, Babson College since 2000. From 1997 to 2002, Mr. Ring served as Faculty Coordinator of Executive Programs at W&M. From 1991 to 2000, he served as Professor of Business Administration at W&M, and from 1994 to 2002, he served as Adjunct Assistant Professor, Department of Family and Community Medicine, Eastern Virginia Medical School. Professor Ring is also a member of the Board of Directors of C. Lloyd Johnson Company, Inc., Norfolk, Virginia; Mr. Price Group, Ltd., Durban, South Africa; and the Williamsburg Landing Corporation. He is also a member of the International Advisory Board of Angus and Coote Limited, Sydney, Australia.	2005

Harvey L. Sonnenberg*	64	Senior Partner and CPA in the consulting firm Weiser & Co., LLP, since November 1994. Mr. Sonnenberg is active in a number of professional organizations including the American Institute of CPA’s and the New York State Society of CPA’s and has long been involved in rendering professional services to the retail and apparel industry. Mr. Sonnenberg is also a director of DSW.	2001

James L. Weisman*	67	President and a member of Weisman Goldman Bowen & Gross, LLP, a Pittsburgh, Pennsylvania law firm. Mr. Weisman has extensive legal experience in working with retail clients. His primary areas of practice have been in business transactions and overseeing and directing civil litigation.	2001

Heywood Wilansky	58	President and Chief Executive Officer of the Company since November 2004. Prior to joining the Company, he served as President and Chief Executive Officer of Filene’s Basement, Inc., a retailer and subsidiary of the Company (“Filene’s Basement”), from February 2003 to November 2004. Mr. Wilansky was a Professor, Global Retail Management, University of Maryland Business School from August 2002 to February 2003. From August 2000 to January 2003, he was President and Chief Executive Officer of Strategic Management Resources, LLC., a consulting firm. From August 1995 to July 2000, he was President and Chief Executive Officer of Bon Ton Stores. Mr. Wilansky is also a director of Bertucci’s Corporation and DSW, the Company’s controlled subsidiary.	2005

*	Independent Directors under New York Stock Exchange (“NYSE”) Rules.
Unless otherwise directed, the persons named in the proxy will vote the proxies FOR the election of the above-named nominees as directors of the Company, each to serve for a term of one year and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. While it is contemplated that all nominees will stand for election, in the event any person nominated fails to stand for election, the proxies will be voted for such other person or persons as may be designated by the directors. Management has no reason to believe that any of the above-mentioned persons will not stand for election or serve as a director.
Under Ohio law and the Company’s Regulations, the nominees receiving the greatest number of votes will be elected as directors. Shares as to which the authority to vote is withheld and broker non-votes are not counted toward the election of directors or toward the election of the individual nominees specified on the proxy.
Your Board of Directors unanimously recommends a vote FOR each of the director nominees named above.
OTHER DIRECTOR INFORMATION, COMMITTEES OF DIRECTORS AND CORPORATE GOVERNANCE INFORMATION
General
A total of seven meetings of the Board of Directors of the Company were held during the 2005 fiscal year. Other than Mr. Aaron, all directors attended more than 75 percent of the aggregate of (i) the total number of meetings held by the Board of Directors; and (ii) the total number of meetings held by all committees of the Board of Directors on which that director served during the period each served as a director or as a committee member.
There are no family relationships among our directors and executive officers except that Messrs. Deshe and Diamond are each married to a sister of Mr. Schottenstein.
Each of Messrs. Aaron, Ring, Sonnenberg and Weisman and Ms. Eveillard is paid an annual retainer of $30,000 and receive an additional $20,000 annually for each committee on which he or she serves. Each of Messrs. Diamond and Weisman do not receive any compensation for serving as members of the Community Affairs Committee. In addition, Messrs. Aaron, Deshe, Diamond, Ring, Sonnenberg and Weisman and Ms. Eveillard receive a quarterly board meeting fee of $5,000 so long as they attend at least one board meeting during that quarter. In 2005, each of Messrs. Aaron, Sonnenberg and Weisman and Ms. Eveillard also received $20,000 for their services on a special committee of the Board of Directors (the “Special Committee”). The Special Committee was formed in order to review and evaluate proposals relating to the DSW initial public offering (the “IPO”) and restructuring of the Company’s existing credit facilities and to make recommendations to the full Board of Directors with respect to any such proposals.
Each of Messrs. Aaron, Ring, Sonnenberg and Weisman and Ms. Eveillard are automatically granted options each quarter to purchase 2,500 of the Company’s common shares under the Company’s 2000 Amended and Restated Stock Incentive Plan (the “2000 Stock Incentive Plan”). Options are granted on the first day of each fiscal quarter. Each option is granted for a period of ten years. Options become exercisable on the first anniversary of the date of grant.
The Company’s Corporate Governance Principles provides that all incumbent directors and director nominees are encouraged to attend the annual meeting of shareholders. Messrs. Schottenstein, Sonnenberg, Weisman and Wilansky and Ms. Eveillard attended the annual meeting of shareholders in 2005.
Corporate Governance Principles
In March 2004, the Board of Directors adopted Corporate Governance Principles that address Board structure, membership (including nominee qualifications), performance, operations and management oversight. A copy of the Corporate Governance Principles can be found at the Company’s corporate and investor website at www.retailventuresinc.com and is available in print (without charge) to any shareholder upon request.
The Board of Directors meets in regularly scheduled executive session (without management present). The non-management directors of the Company alternate as the chair of such executive sessions in alphabetical order by last name.

The Corporate Governance Principles provide that the Board’s goal is that a majority of the directors should be independent directors. A director will be designated as independent if he or she: (i) has no material relationship with the Company or its subsidiaries; (ii) satisfies the other criteria specified by NYSE listing standards; (iii) has no business conflict with the Company or its subsidiaries; and (iv) otherwise meets applicable independence criteria specified by law, regulation, exchange requirement or the Board of Directors. The Board of Directors has affirmatively determined that the following persons are independent under that definition:

Henry L. Aaron
Elizabeth M. Eveillard Lawrence J. Ring
Harvey L. Sonnenberg James L. Weisman
The Board of Directors has a Nominating and Corporate Governance Committee, a Compensation Committee, an Audit Committee (each of which is comprised solely of independent directors) and a Community Affairs Committee.
Nominating and Corporate Governance Committee
The members of the Nominating and Corporate Governance Committee are Messrs. Weisman (Chair), Aaron and Sonnenberg, and Ms. Eveillard, each of whom is independent in accordance with the applicable SEC rules and listing standards of NYSE. In March 2004, the Nominating and Corporate Governance Committee recommended, and the Board of Directors approved, a Nominating and Corporate Governance Committee Charter, a copy of which can be found on the Company’s corporate and investor website at www.retailventuresinc.com and is available in print (without charge) to any shareholder upon request.
The Nominating and Corporate Governance Committee met seven times during the 2005 fiscal year. Its functions include assisting the Board in determining the desired qualifications of directors, identifying potential individuals meeting those qualification criteria, proposing to the Board of Directors a slate of nominees for election by the shareholders and reviewing candidates nominated by shareholders. In addition, the Nominating and Corporate Governance Committee reviews the Corporate Governance Principles, makes recommendations to the Board of Directors with respect to other corporate governance principles applicable to the Company, oversees the annual evaluation of the Board of Directors and committees of the Board, and reviews management and Board succession plans.
The Nominating and Corporate Governance Committee meets to discuss, among other things, identification and evaluation of potential candidates for nomination as a director. Although there are no specific minimum qualifications that a director candidate must possess, potential candidates are identified and evaluated according to the qualification criteria set forth in the Board’s Corporate Governance Principles, including independence, character, diversity, age, skills and experience of such individuals.
The Nominating and Corporate Governance Committee will consider nominees recommended by shareholders for the 2007 annual meeting of shareholders, provided that the names of such nominees are submitted in writing, not later than January 17, 2007, to the Company (Attn: James L. Weisman). Each such submission must include: (a) as to the nominee, (i) name, age, business address and residence address; (ii) principal occupation or employment; (iii) the class and number of common shares of the Company beneficially owned; and (iv) any other information relating to the nominee that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act; and (b) as to the shareholder giving the notice, (i) name and record address; and (ii) the class and number of shares of the Company beneficially owned. Such notice shall be accompanied by a consent signed by the nominee evidencing a willingness to serve as a director, if nominated and elected, and a commitment by the nominee to meet personally with the Nominating and Corporate Governance Committee members.
Other than the submission requirements set forth above, there are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates a nominee for director based on whether the nominee is recommended by a shareholder.
Mr. Wilansky, President and Chief Executive Officer of the Company, was nominated to the Board of Directors pursuant to his employment agreement with the Company. Mr. Ring was originally recommended to the Board of Directors by Mr. Wilansky.

Compensation Committee
The members of the Compensation Committee are Ms. Eveillard (Chair) and Messrs. Aaron, Sonnenberg, Ring (effective September 15, 2005) and Weisman. Each member of the Compensation Committee is independent in accordance with the applicable SEC rules and listing standards of NYSE. No member of the Compensation Committee is a present or former officer of the Company, and no member, or any affiliate of a member, is a party to any agreements with the Company.
In March 2004, the Compensation Committee recommended, and the Board of Directors approved, a Compensation Committee Charter, a copy of which can be found on the Company’s corporate and investor website at www.retailventuresinc.com and is available in print (without charge) to any shareholder upon request.
The Compensation Committee met 10 times during the 2005 fiscal year. The Compensation Committee’s functions include: (i) evaluating the Chief Executive Officer’s performance and, based upon these evaluations, setting the Chief Executive Officer’s annual compensation; (ii) reviewing and approving the compensation packages of the Company’s other executive officers; (iii) making recommendations to the Board with respect to the Company’s incentive compensation, retirement and other benefit plans; (iv) making administrative and compensations decisions under such plans; and (v) recommending to the Board of Directors the compensation for non-employee Board members.
Compensation Committee Interlocks and Insider Participation
With respect to the 2005 fiscal year, there were no interlocking relationships between any executive officer of the Company and any entity whose directors or executive officers served on the Board of Directors or the Compensation Committee.
Audit Committee
The members of the Audit Committee are Messrs. Sonnenberg (Chair), Ring (effective September 15, 2005) and Weisman and Ms. Eveillard. The Board of Directors has determined that each of the members is independent and is financially literate in accordance with the applicable SEC rules and listing standards of NYSE. The Board has also determined that the Audit Committee’s Chair, Harvey L. Sonnenberg, qualifies as an audit committee financial expert as such term is defined by the SEC under Item 401(h) of Regulation S-K.
In March 2004, the Audit Committee recommended, and the Board of Directors approved, an Audit Committee Charter, a copy of which can be found on the Company’s corporate and investor website at www.retailventuresinc.com and is available in print (without charge) to any shareholder upon request.
The Audit Committee met 14 times during the 2005 fiscal year. Its functions include: (i) providing assistance to the Board of Directors in fulfilling its oversight responsibility relating to the Company’s financial statements and the financial reporting process; (ii) compliance with legal and regulatory requirements; (iii) the qualifications and independence of the Company’s independent public accountants; (iv) the Company’s system of internal controls; (v) the internal audit function; (vi) the Company’s code of ethical conduct; (vii) retaining and, if appropriate, terminating the independent public accountants; (viii) approving related party transactions; and (ix) approving audit and non-audit services to be performed by the independent public accountants.
No member of the Audit Committee is currently serving on the audit committees of more than three public companies.
Community Affairs Committee
The Board of Directors formed the Community Affairs Committee in December 2003 to advise management on community affairs and public relations matters. The members of the Community Affairs Committee are Messrs. Aaron (Chair), Diamond and Weisman. The Community Affairs Committee did not meet during the 2005 fiscal year. Mr. Aaron did not receive any compensation for serving on the Community Affairs Committee during the 2005 fiscal year.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and executive officers and persons who are beneficial owners of more than ten percent of the Company’s common shares to file reports of ownership and changes of ownership with the SEC and NYSE. The Company assists its directors and executive officers in completing and filing those reports. Based solely on a review of copies of those reports furnished to the Company and representations of the Company’s directors and officers, the Company believes that all filing requirements applicable to our directors, executive officers and greater than ten percent beneficial owners were complied with during the last completed fiscal year, except for Mr. Aaron, who filed one late Form 4 reporting a disposition of common shares, Mr. Diamond, who filed one late Form 4 reporting an acquisition of common shares upon the exercise of stock options, and Mr. Wilansky, who filed one late Form 4 reporting the deemed acquisition and disposition of common shares in connection with an exercise of restricted stock units and two exercises of stock appreciation rights (“SARs”).
Code of Ethics and Corporate Governance Information
The Company has adopted a code of ethics that applies to all of its directors, officers and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and an additional code of ethics that applies to its senior financial officers. These codes of ethics, designated by the Company as the “Code of Conduct” and the “Code of Ethics for Senior Financial Officers,” respectively, can be found on the Company’s investor website at www.retailventuresinc.com and are available in print (without charge) to any shareholder upon request. The Company intends to disclose any amendment to, or waiver from, any applicable provision of the Code of Conduct or Code of Ethics for Senior Financial Officers (if such amendment or waiver relates to elements listed under Item 406(b) of Regulation S-K and applies to the Company’s directors, principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions) by posting such information on the Company’s corporate and investor website at www.retailventuresinc.com.
AUDIT AND OTHER SERVICE FEES
The Audit Committee has adopted a policy under which audit and non-audit services to be rendered by the Company’s independent registered public accountants are pre-approved. The Audit Committee’s Pre-Approval Policy (the “Pre-Approval Policy”) can be found on the Company’s corporate and investor website at www.retailventuresinc.com. The Pre-Approval Policy is designed to assure that the provision of such services does not impair the independence of the Company’s independent registered public accounting firm and is summarized below.
•	Delegation - The Audit Committee may delegate pre-approval authority to one or more of its independent members provided that the members to whom such authority is delegated report any pre-approval decisions to the Audit Committee at its next meeting. The Audit Committee has not delegated to management its responsibilities to pre-approve services performed by the independent registered public accounting firm.

•	Audit Services - Annual audit, review and attestation engagement terms and fees are subject to the specific pre-approval of the Audit Committee. Any changes in the terms, conditions or fees resulting from changes in the audit scope require the Audit Committee’s approval.

•	Other Services - Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee.

•	Limitations - In no event will the independent registered public accounting firm be retained in connection with a transaction initially recommended by the independent registered public accounting firm, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code of 1986, as amended (the “Code”) and related regulations or similar regulations of other applicable jurisdictions.

•	Fees - Pre-approved fee levels for all services to be provided by the independent registered public accounting firm will be established periodically by the Audit Committee. Any proposed services exceeding these levels will require specific pre-approval of the Audit Committee. Each year the independent registered public accounting firm will provide the Audit Committee with an estimate for the fees for its anticipated services. Each quarter, the independent registered public accounting firm will provide the Audit Committee with a report of the audit, audit-related, tax and other services provided together with the actual fees incurred. Any changes to the estimate of services and fees will be discussed quarterly and, if necessary, revised.
No services were provided by the independent public accounting firm during the 2005 fiscal year that were approved by the Audit Committee under SEC Regulation S-X Section 2-01(c)(7)(i)(C) (which addresses certain services considered de minims and may be approved by the Audit Committee after such services have been performed).
The following table sets forth the aggregate fees for professional services rendered by Deloitte & Touche LLP for each of the last two fiscal years of the Company.

	2005	2004
Audit fees (1)	$1,566,687	$1,500,000
Audit-related fees (2)	$368,658	$433,568
Tax fees	—	—
All other fees (3)	$—	$54,174

Total	$1,935,345	$1,987,742

(1)	Includes services rendered for the audit of the Company’s annual financial statements, review of financial statements included in the Company’s quarterly reports on Form 10-Q, assessment of internal controls in the Company’s annual report on Form 10-K, and other audit services normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements.

(2)	Includes assurance and related services reasonably related to the performance of the audit or review of the Company’s financial statements not reported as “audit fees.” Audit-related fees include benefit plan audits and audits of DSW in relation to its then-contemplated IPO.

(3)	For the 2004 fiscal year a quality assurance report was provided to the Company.
AUDIT COMMITTEE REPORT
The members of our Audit Committee are Messrs. Sonnenberg (Chair), Ring, Weisman and Ms. Eveillard. The Board of Directors has determined that each member is independent and financially literate in accordance with the applicable SEC rules and listing standards of the NYSE. The Board of Directors has also determined that our Audit Committee’s Chair, Harvey L. Sonnenberg, qualifies as an audit committee financial expert as such term is defined by the SEC under Item 401(h) of Regulation S-K. Although our Board of Directors has determined that Mr. Sonnenberg is a financial expert as defined under SEC rules, his responsibilities are the same as those of the other Audit Committee members. The SEC has determined that an audit committee financial expert will not be deemed an “expert” for any purpose as a result of being identified as an audit committee financial expert.
The Audit Committee operates under a written charter, which is available on the Company’s corporate and investor website at www.retailventuresinc.com and is available in print (without charge) to any shareholder upon request. Under the charter, the Audit Committee’s responsibilities include:
•	Review of the Company’s annual financial statements to be included in its Annual Report on Form 10-K and recommendation to the Board of Directors whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K;
•	Review of the Company’s quarterly financial statements to be included in its Quarterly Reports on Form 10-Q;

•	Oversight of the Company’s relationship with its independent auditors, including:
•	Appointment, termination and oversight of the independent auditors; and
•	Pre-approval of all auditing services and permitted non-audit services by the independent auditors;
•	Oversight of the Company’s internal controls;
•	Oversight of the review and response to complaints made to the Company regarding accounting, internal accounting controls and auditing matters or other compliance matters;
•	Oversight over the Company’s internal audit function; and
•	Review and approval of related party transactions.
The Company’s management is responsible for the Company’s internal controls and preparing its consolidated financial statements. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of the consolidated financial statements and issuing a report thereon. Their audit is performed in accordance with the standards of the Public Company Accounting Oversight Board. The Audit Committee is responsible for overseeing the conduct of these activities. In performing its oversight function, the Audit Committee relies, without independent verification, on the information provided to it and on representations made by the Company’s management and its independent registered public accounting firm.
In conducting its oversight function, the Audit Committee discusses with the Company’s internal auditors and independent registered public accounting firm, with and without management present, the overall scope and plans for their respective audits. The Audit Committee also reviews the Company’s programs and key initiatives to design, implement and maintain effective internal controls over financial reporting and disclosure controls. The Audit Committee has sole discretion, in its areas of responsibility and at the Company’s expense, to engage independent advisors as it deems appropriate and to approve the fees and retention terms of such advisors.
The Audit Committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their audits, the evaluations of the Company’s internal controls and the overall quality of its financial reporting. The Audit Committee has reviewed and discussed with management and Deloitte & Touche LLP the audited financial statements for the fiscal year ended January 28, 2006. The Audit Committee also reviewed and discussed with Deloitte & Touche LLP its report on the Company’s annual financial statements.
The Audit Committee discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). In addition, the Audit Committee discussed with Deloitte & Touche LLP its independence from management, and the Audit Committee has received from Deloitte & Touche LLP the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).
The Audit Committee considered whether the performance of non-audit services by Deloitte & Touche LLP was compatible with maintaining such firm’s independence and the Audit Committee concluded that the services were aligned with such firm’s independence.
Based on its review of the audited consolidated financial statements and discussions with management and Deloitte & Touche LLP referred to above, the Audit Committee recommended to the Board the inclusion of the audited financial statements for the fiscal year ended January 28, 2006 in the Company’s Annual Report on Form 10-K for filing with the SEC.

Respectfully submitted,

Audit Committee
Harvey L. Sonnenberg, Chair
Elizabeth M. Eveillard
Lawrence J. Ring
James L. Weisman

COMPENSATION OF MANAGEMENT
The following table summarizes compensation awarded or paid to, or earned by, each of the named executive officers during each of the Company’s last three fiscal years.
SUMMARY COMPENSATION TABLE

						Long Term Compensation
		Annual Compensation				Awards			Payouts
				Other Annual		Restricted	Securities		LTIP	All Other
Name and	Fiscal	Salary	Bonus	Compensation		Stock Award(s)	Underlying		Payouts	Compensation (1)
Principal Position	Year	($)	($)	($)		($)	Options/SARs (#)		($)	($)
Jay L. Schottenstein	2005	$474,824 (2)	None	None		None	None		None	$1,322
Chairman	2004	$250,000	None	None		None	None		None	None
	2003	$250,000	None	None		None	None		None	None

Heywood Wilansky	2005	$1,000,000	$1,000,000	$59,421	(4)	None	None		None	$4,677
President and	2004	$767,307	$800,000	$88,621	(5)	$1,547,500 (6)	1,030,000		None	$367,456
Chief Executive Officer(3)	2003	$588,461	$200,000		(7)	None	250,000		None	$84,784

James A. McGrady	2005	$465,577	$200,000		(7)	None	20,000	(8)	None	$8,513
Chief Financial	2004	$423,867	$276,667		(7)	None	None		None	$8,237
Officer, Treasurer and Secretary	2003	$408,077	None		(7)	None	None		None	$6,577

Julia A. Davis	2005	$292,308	$150,000		(7)	None	15,000	(8)	None	$8,923
Executive Vice	2004	$258,154	$221,667		(7)	None	None		None	$6,596
President and General Counsel	2003	$250,000	$50,000		(7)	None	40,000		None	None

Steven E. Miller	2005	$245,711	$150,000		(7)	None	15,000	(8)	None	$8,642
Senior Vice	2004	$226,278	$194,667		(7)	None	None		None	$5,217
President and Controller	2003	$217,115	None		(7)	None	None		None	$6,325

(1)	The amounts shown in this column for each named executive officer includes contributions or other allocations to the Company’s 401(k) Plan and Employee Stock Purchase Plan (which was discontinued in May 2005) for the named executive officer, as follows:

		401(k) Plan and
	Employee Stock Purchase Plan
Name	2005	2004	2003
Jay L. Schottenstein	$1,322	None	None
Heywood Wilansky	None	None	None
James A. McGrady	$8,513	$8,237	$6,577
Julia A. Davis	$8,923	$6,596	None
Steven E. Miller	$8,642	$5,217	$6,325

The Company paid Mr. Wilansky $4,677, $367,456 and $84,784 for relocation expenses in fiscal 2005, fiscal 2004 and fiscal 2003, respectively.

(2)	Includes the amount of $224,824, which represents the salary paid to Mr. Schottenstein directly by DSW in fiscal 2005 for service as DSW’s Chief Executive Officer and Chairman.

(3)	Mr. Wilansky became an executive officer of the Company on November 4, 2004. Prior to joining the Company, he served as President and Chief Executive Officer of Filene’s Basement, a subsidiary of the Company, from February 2003 to November 2004.

(4)	Includes $50,000 relating to a perquisite allowance paid by the Company pursuant to Mr. Wilansky’s employment agreement and the $9,421 relating to automobile reimbursement.

(5)	Includes $53,115 relating to country club dues and membership fees paid by the Company and $20,521 relating to country club tax gross up.

(6)	The value (determined based on the closing price of the common shares on NYSE on the date of grant) of 250,000 restricted stock units (the “Units”) awarded to Mr. Wilansky as of November 5, 2004 pursuant to the terms of his employment agreement. The Units vest in three equal installments on November 5th in each of 2005, 2006 and 2007, do not have voting or dividend rights and may be settled only in cash. As of January 28, 2006, the value of Mr. Wilansky’s remaining 166,667 Units was $2,121,671 (determined based on the closing price of the Company’s common shares on NYSE on the last trading day before January 28, 2006).

(7)	The aggregate amount of perquisites and other benefits paid to the named officers in these fiscal years did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer. Mr. McGrady received $2,815 tax gross up on a corporate owned country club membership.

(8)	Represents DSW Class A Shares issued to the named executive officer during fiscal 2005 by DSW.
The following table sets forth information concerning individual grants of stock options and SARS made during the last fiscal year to each of the named executive officers.
OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

Individual Grants
	Number of	Percent of total			Potential realizable value at
	securities	options /SARS			assumed annual rates of stock
	underlying	granted to	Exercise or		price appreciation
	options/SARS	employees in	base price	Expiration	for option term (1)
Name	granted (#)	fiscal year	($/share)	date	5%	10%
RVI Option/SAR Grants
Jay L. Schottenstein	None	—	—	—	—	—
Heywood Wilansky	None	—	—	—	—	—
James A. McGrady	None	—	—	—	—	—
Julia A. Davis	None	—	—	—	—	—
Steven E. Miller	None	—	—	—	—	—

DSW Option/SAR Grants
Jay L. Schottenstein	None	—	—	—	—	—
Heywood Wilansky	None	—	—	—	—	—
James A. McGrady	20,000 (2)	2.38%	$19.00	June 28, 2015	$238,980	$605,622
Julia A. Davis	15,000 (2)	1.78%	$19.00	June 28, 2015	$179,235	$454,217
Steven E. Miller	15,000 (2)	1.78%	$19.00	June 28, 2015	$179,235	$454,217

(1)	Represents the potential realizable value of each grant of options/SARS assuming that the market price of the common shares appreciates in value from the date of grant to the end of the option term at either a 5% or 10% annualized rate, based on the difference between the assumed per share value and the per share option exercise price, multiplied by the total number of option shares.

(2)	These stock options were granted on June 28, 2005 and vest 20% on each of the first five anniversaries of the grant date.

The following table sets forth information regarding each individual exercise of stock options and SARs made during the last fiscal year by each of the named executive officers.
AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION/SAR VALUES

			Number of
			securities underlying		Value of unexercised
	Shares		unexercised options/SARs		in-the-money options/SARs
	acquired on		at fiscal year-end (#)		at fiscal year-end ($) (1)
Name	exercise (#)	Value realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
RVI Options
Jay L. Schottenstein	—	—	50,000	—	—	—
Heywood Wilansky	405,000	$2,084,625	120,000	755,000	$1,208,600	$5,588,150
James A. McGrady	324,000	$2,442,998	35,000	216,000	$124,950	$1,777,680
Julia A. Davis	16,000	$177,840	8,000	16,000	$88,800	$177,600
Steven E. Miller	6,400	$53,644	17,600	8,000	$128,080	$83,040

DSW Options
Jay L. Schottenstein	—	—	—	—	—	—
Heywood Wilansky	—	—	—	—	—	—
James A. McGrady	—	—	—	20,000	—	$160,000
Julia A. Davis	—	—	—	15,000	—	$120,000
Steven E. Miller	—	—	—	15,000	—	$120,000

(1)	Represents the total gain which would be realized if all in-the-money options held at year end were exercised and all freestanding SARS were awarded, determined by multiplying the number of shares underlying the options, or associated with the freestanding SARs, by the difference between the per share option exercise price of the option, or the per share base price of freestanding SARs and the per share fair market value at year end of $12.73 for RVI options and $27.00 for DSW options. An option or freestanding SAR is in-the-money if the fair market value of the underlying shares exceeds the exercise price of the option or the base price of the SAR.
EQUITY COMPENSATION PLAN TABLE
The following table sets forth additional information as of January 28, 2006 about our common shares that may be issued upon the exercise of outstanding options and other rights under our existing equity compensation plans and arrangements, divided between plans approved by our shareholders and plans or arrangements not submitted to our shareholders for approval. The information includes the number of common shares covered by, and the weighted average exercise price of, outstanding options, warrants and other rights and the number of common shares remaining available for future grants, excluding the common shares to be issued upon exercise of outstanding options, warrants, and other rights.

Number of securities
	Number of Securities		remaining available for
	to be issued upon	Weighted-average	issuance under equity
	exercise of	exercise price of	compensation plans
	outstanding options,	outstanding options,	(excluding securities
	warrants and rights	warrants and rights	reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	3,090,367	$6.17	5,612,663
Equity compensation plans not approved by security holders	N/A	N/A	N/A

Total	3,090,367	$6.17	5,612,663

(1)	Equity compensation plans approved by shareholders include the 1991 Stock Option Plan, as amended, and the 2000 Stock Incentive Plan.
Agreements with Key Executives
On November 18, 2004, the Company and Mr. Wilansky entered into an employment agreement with an effective date of November 1, 2004. The initial term of the agreement expires at the end of the Company’s 2007 fiscal year and will automatically extend for successive one-fiscal-year periods thereafter, unless the Company gives timely written notice to Mr. Wilansky that it does not wish the next automatic extension to continue the agreement.
Mr. Wilansky’s employment agreement provides for an annual base salary of $1,000,000 with minimum annual increases of 2.5% (with the first such increase to occur at the beginning of the 2006 fiscal year). In addition, Mr. Wilansky is eligible to receive incentive compensation under the terms of the Company’s annual incentive compensation plan for key executives, with a target annual bonus per fiscal year of 100 percent of base salary and a maximum annual bonus per fiscal year of 200 percent of base salary. The Company agreed to provide Mr. Wilansky with the following minimum bonus guarantees, each subject to his continued employment through the end of the applicable fiscal year: (i) $800,000 for the 2004 fiscal year; (ii) $1,000,000 for the 2005 fiscal year; and (iii) $250,000 for the 2006 fiscal year. In addition, Mr. Wilansky will be entitled to an annual perquisite allowance from the Company of $50,000 (which amount includes any associated tax gross-up), payable in equal installments in accordance with the Company’s payroll practices for executive employees.
Pursuant to the terms of Mr. Wilansky’s employment agreement, if the Company terminates Mr. Wilansky’s employment “without cause” or Mr. Wilansky terminates his employment for “good reason” (as such terms are defined therein), Mr. Wilansky will be entitled to: (i) his base salary for the shorter of the remainder of his employment term, as then in effect, plus 18 months, or the three-year period commencing on the date of termination; (ii) reimbursement for health care coverage for a period of no more than 18 months following the effective date of termination, subject to certain provisos; and (iii) the pro rata share of any incentive compensation that he would have otherwise received under the Company’s annual incentive compensation plans for key executives for the year of termination, subject to certain provisos. In addition, (i) any SARs and Units granted to Mr. Wilansky that would have vested during the three months following such termination will vest, on the date they would have so vested, while any SARS and Units that remain unvested at the conclusion of such three months shall be forfeited; and (ii) all existing Company equity other than SARs and Units shall be governed by the Company’s 2000 Stock Incentive Plan and the applicable award agreement thereunder.
If the Company terminates Mr. Wilansky for “cause” (as such term is defined in the agreement) or Mr. Wilansky voluntarily terminates his employment with the Company, the Company shall pay to Mr. Wilansky: (i) any base salary earned to the date of termination; and (ii) any unpaid incentive compensation earned under the terms of the Company’s annual incentive compensation plan for key executives for the preceding fiscal year. Additionally, all equity compensation awards will be governed by the terms of the 2000 Stock Incentive Plan and the applicable award agreement thereunder, and any unvested Units will be forfeited.

If the Company terminates Mr. Wilansky’s employment “without cause” or Mr. Wilansky terminates his employment for “good reason” (as such terms are defined in the agreement) within the 180-day period concluding on the date a “change in control” (as such term is defined in the agreement) occurs or within the two-year period beginning on the day following the date of a change in control: (i) the Company will pay to Mr. Wilansky, within 30 days, a lump sum amount equal to three-times the sum of his base salary and target bonus plus $50,000; (ii) the Company will reimburse Mr. Wilansky for his cost of maintaining continuing health care coverage for the period concluding on the 18-month anniversary of the then-scheduled conclusion of his employment term, subject to certain provisos; (iii) all unvested SARs and Units granted to Mr. Wilansky will vest in full upon such termination; and (iv) all existing Company equity other than SARs and Units shall be governed by the 2000 Stock Incentive Plan and the applicable award agreement thereunder.
As stated in his employment agreement, Mr. Wilansky’s employment will terminate on the last day of the employment term then in effect if the Company fails to renew the agreement. In the event of termination by such non-renewal, (i) the Company will pay Mr. Wilansky’s base salary continuation for a period of 18 months following the date of termination; (ii) the Company will reimburse Mr. Wilansky for his cost of maintaining continuing health care coverage for a period of no more than 18 months following the effective date of termination, subject to certain provisos; (iii) any SARs and Units granted to Mr. Wilansky that would have vested during the three months following such termination shall vest on the date they would have so vested; (iv) any SARs and Units that remain unvested at the conclusion of such three months shall be forfeited; and (v) all existing Company equity other than SARs and Units shall be governed by the 2000 Stock Incentive Plan and the applicable award agreement thereunder.
Mr. McGrady entered into an employment agreement with the Company effective June 21, 2000, with an initial term ending June 21, 2003. Mr. McGrady’s employment agreement extends automatically for successive 12-month periods unless either party notifies the other of an intent to terminate, in writing, at least 60 calendar days prior to the date of automatic extension. The agreement provides for an annual salary of $300,000 (which the Company’s President, with the approval of the Chairman of the Company, may increase at his discretion) and a bonus of at least 40% of Mr. McGrady’s base salary if Board-approved, predetermined, performance measures set annually are met. Mr. McGrady’s participates in the deferred compensation and other employee benefit plans, insurance plans, discount privileges, incentive plans and other employee welfare plans generally available to executives of the Company. The agreement also provides for a vehicle allowance. Mr. McGrady’s base salary was $475,000 for the 2005 fiscal year and will be $510,000 for the fiscal year ending February 3, 2007.
The Company may terminate the employment agreement during its term, for any reason, upon 30 days’ written notice to Mr. McGrady, and may, in its sole discretion, require Mr. McGrady to cease active employment immediately. In the event of such a termination (other than termination for “cause”), Mr. McGrady shall be entitled to: (i) severance pay in the form of base salary for 12 months, subject to certain provisos; (ii) payment of any incentive bonus declared, but unpaid, if he has been employed the full fiscal year prior to the date of termination; and (iii) continuation of his health coverage for 12 months under the same terms as provided to other Company executives, subject to certain provisos.
If the Company terminates Mr. McGrady’s employment for “cause,” the Company’s obligations under the employment agreement cease on Mr. McGrady’s last day of active employment, except that the Company shall pay to Mr. McGrady: (i) any unpaid portion of his salary earned to the date of termination; (ii) any unpaid, declared bonus; and (iii) any unpaid business expenses properly incurred by Mr. McGrady under the employment agreement prior to termination.
Either the Company or Mr. McGrady may terminate the agreement at the end of its term or any extension thereof, or Mr. McGrady may voluntarily terminate his employment with the Company, by giving 60 calendar days’ written notice. In the event of any such termination, the Company shall have no further obligations to Mr. McGrady under the agreement, except that the Company shall pay to Mr. McGrady (i) any unpaid portion of his salary earned to the date of termination, and (ii) any unpaid, declared bonus, together with any unpaid business expenses properly incurred by Mr. McGrady under the agreement prior to termination.
Ms. Davis entered into an employment agreement with the Company effective as of April 29, 2004, which terminates upon her death, disability (as such term is defined in Ms. Davis’ employment agreement), voluntary termination by Ms. Davis or involuntary termination by the Company. The agreement provides for an annual salary of $260,000 and a cash bonus of 50% of her base salary if Board-approved, predetermined, performance measures set annually are met. In addition, for each year Ms. Davis’ annual salary is less than $300,000, she will receive a minimum guaranteed bonus to raise her salary to $300,000. The agreement also provides for

Ms. Davis’ participation in the employee pension or welfare benefit plans of the Company at a level commensurate with her title and position. The agreement also provides for a vehicle allowance and fuel card. Ms. Davis’s base salary for the 2006 fiscal year will be $325,000.
If the Company terminates Ms. Davis’ employment for “cause,” or if Ms. Davis voluntarily terminates her employment with the Company, the Company shall pay to Ms. Davis: (i) the unpaid base salary Ms. Davis earned to the date of termination; (ii) any unpaid cash incentive bonus earned for the fiscal year that ends before the fiscal year during which such termination occurs; (iii) equity incentives to which Ms. Davis is entitled under the Company’s 2000 Stock Incentive Plan and the applicable stock option and restricted stock agreements; and (iv) any rights accruing to Ms. Davis under any applicable employee benefit plan, fund or program.
If the Company terminates Ms. Davis’ employment “without cause,” Ms. Davis will be entitled to: (i) her base salary for 12 months beginning on the date of termination; (ii) reimbursement for the cost of maintaining continuing health coverage for a period of no more than 12 months following the date of termination, subject to certain provisos; (iii) the pro rata share of any cash incentive bonus that she would have otherwise received for the year of termination had she not been terminated; (iv) exercise any outstanding stock options that are vested on the date of termination and those that would have vested during the one year following the effective date of termination, in each case subject to the terms of the Company’s 2000 Stock Incentive Plan and any applicable agreement thereunder; and (v) any rights accruing to her under any applicable employee benefit plan, fund or program.
Mr. Miller entered into an employment agreement with the Company effective October 10, 2003, which terminates upon his death, disability (as such term is defined in the employment agreement), voluntary termination by Mr. Miller or involuntary termination by the Company. The agreement provides for an annual base salary of $220,000 and a bonus of 45% of Mr. Miller’s base salary if Board-approved, predetermined, performance measures set annually are met. Mr. Miller’s base salary for the 2006 fiscal year will be $275,000.
If the Company terminates Mr. Miller’s employment for “cause,” or if Mr. Miller voluntarily terminates his employment with the Company, the Company shall pay to Mr. Miller: (i) the unpaid base salary Mr. Miller earned to the date of termination; (ii) any unpaid cash incentive bonus earned for the fiscal year that ends before the fiscal year during which such termination occurs; (iii) equity incentives to which Mr. Miller is entitled under the Company’s 2000 Stock Incentive Plan and the applicable stock option and restricted stock agreements; and (iv) any rights accruing to Mr. Miller under any applicable employee benefit plan, fund or program.
If the Company terminates Mr. Miller’s employment “without cause,” Mr. Miller will be entitled to: (i) his base salary for 12 months beginning on the date of termination; (ii) reimbursement for the cost of maintaining continuing health coverage for a period of no more than 12 months following the date of termination, subject to certain provisos; (iii) the pro rata share of any cash incentive bonus that he would have otherwise received for the year of termination had he not been terminated; (iv) exercise any outstanding stock options that are vested on the date of termination and those that would have vested during the one year following the effective date of termination, in each case subject to the terms of the Company’s 2000 Stock Incentive Plan and any applicable agreement thereunder; and (v) any rights accruing to him under any applicable employee benefit plan, fund or program.
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
General
The Board has delegated to the Compensation Committee the authority to review and approve, on an annual basis, the corporate goals and objectives with respect to compensation for the executive officers of the Company, other than the Chairman’s compensation, and to evaluate the executive officers’ performance in light of these established goals and objectives. The Compensation Committee has the sole authority to set the chief executive officer’s annual compensation, including salary, bonus, incentive and equity compensation, and to approve the annual compensation, including salary, bonus, incentive and equity compensation, for the other executive officers.

In the 2005 fiscal year, the Compensation Committee engaged Hewitt Associates, an independent compensation consulting firm, to perform competitive peer analysis and advise the Committee on executive officer compensation.
Mr. Ring became a member of the Compensation Committee on September 15, 2005.
Compensation Philosophy
The Company’s executive compensation program is based on two objectives:
•	To provide market-competitive compensation opportunities designed to attract and retain highly qualified executives, and

•	To create a strong link among the interests of the shareholders, the Company’s financial performance, and the total compensation of the Company’s executive officers.
The key components of the Company’s executive officer compensation program are annual cash compensation, consisting of base salary and short term incentive bonuses under the Company’s 2003 Incentive Compensation Plan. Due to provisions contained in certain of the Company’s credit facilities, the Company’s ability to issue regular annual long-term equity based compensation consisting of regular, annual grants of restricted stock and stock option awards is restricted at this time.
In determining compensation levels, the Compensation Committee considers information from a proprietary survey and other information provided by Hewitt Associates. The competitive market information for the 2005 fiscal year is based on a custom peer group of 27 retail competitors as well as a broader group of retail companies from Hewitt Associates’ database. The companies which comprise the custom retail group have a median revenue of $1.9 billion and reflect the Company’s scope of operations and the competitive market in the retail industry for senior executive talent. The median revenue for the broader retail group, which was used when there was an insignificant number of matches available in the custom peer group, was $4.4 billion. The market data was adjusted by Hewitt Associates using regression analysis to reflect the competitive pay levels for the Company’s sale size.
Base Salaries. Our current policy is designed to pay executive officers at or somewhat above the 50th percentile market level at peer companies for comparable positions, particularly in light of the restrictions on the Company to issue long-term equity based compensation consisting of regular, annual grants of restricted stock and stock option awards. Compensation levels for individual executive officers, however, may be more or less than the 50th percentile market level, depending upon a subjective assessment of individual factors such as the executive’s position, experience, skills, achievements, tenure with the Company and historical compensation levels. The Compensation Committee annually reviews and approves the base salary of each executive officer, including the Company’s Chief Executive Officer. Generally, previously granted stock options and other equity awards are not considered in setting cash compensation levels.
Incentive Compensation. The Compensation Committee believes incentive compensation should be calculated to achieve a combination of individual and company-wide objectives and performance goals that clearly link the interests of the executive officers with the financial performance of the Company.
The key component of the incentive compensation program is the Company’s 2003 Incentive Compensation Plan (the “2003 Incentive Plan”) pursuant to which bonuses are paid based upon a predetermined formula of the Company’s earnings before interest and taxes (“EBIT”). These targets are set near the beginning of each fiscal year and are based upon an analysis of historical performance and growth expectations for the Company. The Compensation Committee administers the 2003 Incentive Plan.
For fiscal year 2005, certain predetermined EBIT targets were achieved; as a result, various company employees received cash incentive payments, including Mr. McGrady, Ms. Davis and Mr. Miller who received cash incentive payments in the amount of $87,044, $54,975 and $41,250, respectively.
For fiscal year 2005, the Compensation Committee established a discretionary bonus fund of up to $378,000 to be used to reward executive officers who the Compensation Committee determines have contributed notably to the Company’s performance and have not received adequate or competitive compensation. The Compensation

Committee believes that, from time to time, achieving objectives and goals other than earnings targets may also be in the best interests of the Company and its shareholders. During the 2005 fiscal year, the Company faced a unique set of circumstances, including the initial public offering of DSW (the “DSW IPO”), the restructuring of the Company’s debt in connection with the DSW IPO and the separation of the businesses during the transition period subsequent to the DSW IPO. Accordingly, the Compensation Committee, utilizing its discretion and applying its best business judgment, authorized the payment of additional incentive payments to Mr. McGrady, Ms. Davis and Mr. Miller in the amount of $112,956, $95,025 and $108,750, respectively.
On March 29, 2006, the Compensation Committee established EBIT targets for the 2006 fiscal year under the 2003 Incentive Plan. At 100% of target, Mr. Wilansky is entitled to a target bonus of 100% of his annual base salary*, Mr. McGrady, Mr. Norden and Ms. Davis are entitled to a target bonus of 50% of their annual base salary and Mr. Miller is entitled to a target bonus of 45% of his annual base salary. Bonus payments increase as performance levels increase between the minimum and maximum targets, as follows, and proportionately as performance increases between the various established target levels:

Mr. McGrady
Mr. Norden
Performance Level	Mr. Wilansky*	Ms. Davis	Mr. Miller
Below 70% of target	No funding	No funding	No funding
At 70% of target	50% of base salary	25% of base salary	22.5% of base salary
At 100% of target	100% of base salary	50% of base salary	45% of base salary
At 140% of target	200% of base salary	100% of base salary	90% of base salary

*	Under the terms of his Employment Agreement, Mr. Wilansky is guaranteed a minimum bonus payment of $250,000 whether or not EBIT targets are achieved for the 2006 fiscal year.
On March 29, 2006, the Compensation Committee also established a discretionary bonus pool of up to $658,750 for the 2006 fiscal year, which the Compensation Committee can distribute, as it sees fit, to reward executive officers who the Compensation Committee determines have contributed notably to the company’s performance and have not received adequate or competitive compensation. The Compensation Committee does not plan to distribute any portion of the discretionary bonus pool if bonuses are paid under the 2003 Incentive Plan.
Chief Executive Officer Compensation. As discussed above, Mr. Wilansky entered into an employment agreement with the Company effective as of November 1, 2004 (the “Wilansky Agreement”). Pursuant to the Wilansky Agreement, Mr. Wilansky is entitled to minimum annual increases of 2.5% to his base annual salary and his base salary for fiscal 2006 is $1,025,000. As noted above, Mr. Wilansky is also entitled to a target annual bonus per fiscal year of 100 percent of base salary and a maximum annual bonus per fiscal year of 200 percent of base salary with the following minimum bonus guarantees: (i) $1,000,000 for the 2005 fiscal year; and (ii) $250,000 for the 2006 fiscal year. In addition, Mr. Wilansky is entitled to an annual perquisite allowance from the Company of $50,000 (which amount includes any associated tax gross-up), payable in equal installments in accordance with the Company’s payroll practices for executive employees. Other terms and conditions of Mr. Wilansky’s employment are described above under “Executive Compensation—Employment Agreements.”
In setting the guaranteed minimum annual bonuses in November 2004, the Compensation Committee considered, among other things, Mr. Wilansky’s plans to launch new strategic initiatives to improve performance and agreed that it would be inappropriate to penalize him if overall Company performance fell below established EBIT targets until his initiatives are fully implemented.
Other Executive Officers’ Compensation. The Compensation Committee considered the following factors in determining the base salaries for fiscal 2006 for the President, who is also the Chief Executive Officer as of November 4, 2005; the Executive Vice President, Chief Financial Officer, Treasurer and Secretary; the Executive Vice President and Chief Administrative Officer; the Executive Vice President and General Counsel; and the Senior Vice President and Controller: (1) Hewitt Associates’ compensation study of a 27-company custom peer group from Hewitt Associates’ database; (2) the level of compensation paid to persons holding comparable positions with other publicly traded peer companies in the retail industry; and (3) their respective roles and responsibilities with the Company.
In addition, as noted above, the Compensation Committee approved discretionary bonuses for the 2005 fiscal year in recognition of significant efforts and services rendered by Mr. McGrady, the Executive Vice President, Chief Financial Officer, Treasurer and Secretary of the Company, Ms. Davis, the Executive Vice President, General Counsel and Assistant Secretary of the Company, and Mr. Miller, the Senior Vice President and Controller of the Company in connection with the DSW IPO, the restructuring of the Company’s debt in connection with the DSW IPO and the separation of the businesses during the transition period subsequent to the DSW IPO.
Long Term Equity Based Compensation. Due to provisions contained in certain of the Company’s credit facilities, the Company’s ability to issue long-term equity based compensation consisting of regular, annual grants of restricted stock and stock option awards is restricted at this time.
Long-term incentives in the form of price protected options or stock appreciation rights (“SARs”) were granted to Mr. McGrady (40,000), Ms. Davis (30,000) and Mr. Miller (30,000) on March 29, 2006. The SARs were granted in respect of the Company’s common shares with an exercise price equal to the greater of (i) the average of the high and low NYSE market price on March 29, 2006 or (ii) $4.50. The SARs will vest in two equal installments with the first installment vesting on April 2, 2008 and the second installment vesting on April 2, 2009 and shall expire on the tenth anniversary of the date of grant. Each of the grantees must actively be employed as of each vesting date to exercise the SARs.
Section 162(m) Compliance. Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1,000,000 paid for any fiscal year to the Company’s Chief Executive Officer and four other most highly compensated Executive Officers. While the Company designed the 2003 Incentive Plan and its performance goals to meet the criteria for deductibility under Section 162(m), the Committee also retained discretion to consider unusual items that impacted the Company’s performance. As discussed above, based on the Company’s performance, the Compensation Committee determined that certain threshold performance goals for annual incentive awards were met for fiscal 2005 and incentive awards were paid to certain of the executive officers. Based on a number of factors discussed above, the Compensation Committee also awarded certain discretionary bonus payments to certain of the executive officers. The Compensation Committee believes that all compensation for fiscal 2005 paid to named executive officers other than Mr. Wilansky is properly deductible under the Code.
Mr. Wilansky’s minimum bonus guarantees ($1,000,000 for the 2005 fiscal year and $250,000 for the 2006 fiscal year), cash in the amount of $982,091 paid to Mr. Wilansky in connection with 83,333 restricted stock units which vested during fiscal 2005 pursuant to his employment agreement, and cash to be paid to Mr. Wilansky in connection with 83,333 restricted stock units which may vest during fiscal 2006, subject to certain conditions, pursuant to his employment agreement are not deductible under the Code; consequently, in fiscal 2005 and fiscal 2006, the portion of his base salary plus guaranteed bonus and payments made with respect to vested restricted stock units in excess of $1 million will not be deductible.
Conclusion. We have reviewed all components of Mr. Wilansky’s and our executive officers’ compensation, including salary and bonus. Based on this review, the Compensation Committee believes that Mr. Wilansky and the Company’s executive officers were reasonably compensated for the job they have done. The Compensation Committee further believes that the opportunities for Mr. Wilansky and the other executive officers to increase their future compensation depend on the Company’s future performance and that their compensation package will provide them appropriate incentives to continue their leadership positions at the Company.

Respectfully submitted,

Compensation Committee

Elizabeth M. Eveillard, Chair
Henry L. Aaron
Lawrence J. Ring
Harvey L. Sonnenberg
James L. Weisman

PERFORMANCE GRAPH
The following graph compares the performance of the Company with that of the Standard & Poor’s General Merchandise Stores Index and the Russell 2000 Index, both of which are published indexes. This comparison includes the period beginning February 3, 2001 through January 28, 2006.
The Standard & Poor’s General Merchandise Stores Index is published weekly in the Standard & Poor’s Statistical Service and the index value preceding each fiscal year end has been selected for purposes of this comparison. The Russell 2000 Index is a capitalization-weighted index of domestic equity securities traded on the New York and American Stock Exchanges and the NASDAQ that measures the performance of the 2,000 smallest companies in the Russell 3000 Index. The Company’s common shares are traded on NYSE.
The comparison of the cumulative total returns for each investment assumes that $100 was invested on February 3, 2001, and that all dividends were reinvested.

Company / Index	03-Feb-01	02-Feb-02	01-Feb-03	31-Jan-04	29-Jan-05	28-Jan-06
RETAIL VENTURES, INC.	$100.00	$62.75	$28.26	$86.81	$95.80	$184.49
RUSSELL 2000	$100.00	$97.18	$76.41	$120.74	$128.89	$155.78
S&P GENERAL MERCHANDISE STORES	$100.00	$107.82	$84.42	$116.63	$139.04	$145.12
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Transactions between the Company and its current directors, executive officers or significant shareholders (persons who beneficially own more than five percent of the outstanding common shares of the Company) are omitted from the discussion below if at the time any such transaction was entered into, such person was not a director, executive officer or significant shareholder of the Company. The Company has a policy that requires our Audit Committee to review and approve all related party transactions.

Real Estate Leases and Subleases with SSC and Affiliates
The Company leases stores and warehouses under various arrangements with our majority shareholder, SSC, and its affiliates. Such leases expire through 2024 and in most cases provide for renewal options. Generally, the Company is required to pay real estate taxes, maintenance, insurance and contingent rentals based on sales in excess of specified levels.
The Company has several leasing agreements with SSC and its affiliates. As of May 12, 2006, the Company leases four store locations owned by SSC under a Master Lease Agreement. Additionally, the Company leases or subleases from SSC, or affiliates of SSC, 33 store locations, 4 warehouse facilities and a parcel of land. The minimum rent for these leaseholds is set forth below with additional contingent rents based on aggregate sales in excess of specified sales for the store locations. Leases and subleases with related parties are for initial periods generally ranging from five to twenty years, provide for renewal options and require the Company to pay real estate taxes, maintenance and insurance.
The Company believes that each lease entered into with SSC or its affiliates is on terms at least as favorable to the Company as could be obtained in an arm’s-length transaction with an unaffiliated third party.
During the last fiscal year, the Company paid an aggregate of approximately $21.2 million in related party lease expense. In addition, the Company closed a related party leased warehouse facility and recorded $2.9 million in expenses associated with the closing
Future minimum lease payments required under the aforementioned leases, exclusive of real estate taxes, insurance and maintenance costs, as of January 28, 2006 are as follows:

Fiscal Year	Minimum Payments
(in thousands)
2006	$21,381
2007	21,052
2008	19,631
2009	18,907
2010	17,584
Future Years	95,505

Total	$194,060
SSC operates a chain of furniture stores, five of which operate in separate space subleased from the Company. Three of these furniture store subleases (the “Furniture Subleases”) are for a term concurrent with the respective lease between the Company and a third party landlord. These Furniture Subleases provide for the payment by SSC of base rent and other charges in amounts at least equal to its pro rata share based on square footage and its pro rata share of any percentage rent based on its gross sales. Two additional furniture store subleases are for periods shorter than the Company’s lease. For fiscal 2005, SSC paid to the Company an aggregate of approximately $1.2 million pursuant to these subleases.
Merchandise Transactions with SSC and Affiliates
The Company purchases merchandise from and sells merchandise to affiliates of SSC. SSC and some of its affiliates manufacture, import, wholesale and license apparel as their principal business. The members of the Company’s merchandising staff use these sources and make their purchasing decisions in the same manner as with unaffiliated sources. Any merchandise purchased from such sources is on terms at least as favorable to the Company as could be obtained in an arm’s-length transaction with an unaffiliated third party. Total purchases by the Company from SSC and other affiliates for fiscal 2005 were approximately $4.4 million, representing 0.2% of our total purchases during the fiscal year.
Corporate Services Agreement with SSC
The Company receives services from SSC pursuant to a Corporate Services Agreement (as amended) between the Company and its wholly-owned subsidiaries and SSC. The agreement sets forth the costs of shared services, including specified legal, real estate and administrative services. As of January 28, 2006, the only services the Company receives pursuant to this agreement pertain to real estate services and the administration of the

Company’s health insurance and benefit plans. The Company believes that it is able to obtain such services at a cost which is equal to or below the cost of providing such services internally or obtaining such services from unaffiliated third parties. For fiscal 2005, the Company paid SSC or its affiliates an aggregate of approximately $1.4 million for such services.
In prior years, the Corporate Services Agreement had provided for participation by the Company in a self-insurance program maintained by SSC. Under this program, the Company was self-insured for purposes of personal injury and property damage, motor vehicle and Ohio workers’ compensation claims up to various specified amounts, and for casualty losses up to $100,000. The Company terminated its participation in this self-insurance program in fiscal 2003. While the Company no longer participates in the program, it continues to remain responsible for liabilities it incurred under the program. For fiscal 2005, the Company paid SSC a total of approximately $0.3 million for claims, adjustments and administrative costs relating to prior years. The Company’s current insurance arrangements for personal injury and property damage, motor vehicle and Ohio workers’ compensation claims are with unrelated third parties.
Debt Agreements and Warrants
Introduction
On October 8, 2003, the Company reorganized its corporate structure into a holding company form whereby RVI became the successor issuer to Value City Department Stores, Inc. As a result of the reorganization, Value City Department Stores, Inc. became a wholly-owned subsidiary of RVI. In connection with the reorganization, holders of common shares of Value City Department Stores, Inc. became holders of an identical number of common shares of RVI. The reorganization was effected by a merger which was previously approved by Value City Department Stores, Inc.’s shareholders. Since October 2003, RVI’s common shares have been listed for trading under the ticker symbol “RVI” on NYSE.
In December 2004, the Company completed another corporate reorganization whereby Value City Department Stores, Inc. merged with and into Value City Department Stores LLC (“VCDS” or “Value City”), a newly created, wholly-owned subsidiary of RVI. In connection with this reorganization, Value City transferred all the issued and outstanding shares of DSW and Filene’s Basement to RVI in exchange for a $240 million promissory note.
On July 5, 2005, DSW completed an IPO of 16,171,875 Class A Shares sold at a price to the public of $19.00 per share and raising net proceeds of $285.8 million, net of the underwriters’ commission and before expenses of approximately $7.8 million. As of January 28, 2006, RVI owned 27,702,667 Class B Common Shares of DSW representing approximately 63.1% of DSW’s outstanding common shares and approximately 93.2% of the combined voting power of such shares. DSW is a controlled subsidiary of RVI and its Class A Shares are traded on NYSE under the symbol “DSW”. RVI’s current intent is to continue to hold its DSW Class B Common Shares, except to the extent necessary to satisfy obligations under warrants it has granted to SSC, Cerberus and Millennium Partners, L.P. (“Millennium”), although it continues to evaluate financing options in light of market conditions and other factors. RVI is subject to (a) contractual obligations with the lenders under its senior nonconvertible loan facility to retain ownership of at least 55% by value of the common shares of DSW for so long as the senior loan facility remains outstanding and (b) contractual obligations with its warrantholders to retain enough DSW common shares to be able to satisfy its obligations to deliver such shares to its warrantholders if the warrantholders elect to exercise their warrants in full for DSW Class A Shares. RVI accounted for the sale of DSW as a capital transaction.
On June 11, 2002, SSC and Cerberus entered into an Amended and Restated Senior Convertible Loan Agreement (the “Convertible Loan”) in the principal amount of $75,000,000 with the Company and certain of its subsidiaries. In connection with the Amendment No. 1 to the Convertible Loan and an Amended and Restated Registration Rights Agreement pursuant to which (i) SSC, Cerberus, the Company, and certain other parties amended the Convertible Loan to, among other things, modify the terms of the Convertible Loan, reflect the purchase and assumption by Cerberus of 50% of SSC’s interest in the Convertible Loan and to set forth certain other agreements by and among the Company, SSC and Cerberus with respect thereto, including (a) the obligation of SSC to vote all shares held by it, and take such other action as may be necessary, so that persons designated by Cerberus would have been elected to the board of directors of the Company, when Cerberus made such designations in connection with its then-existing right to designate two directors of the Company upon the conversion by Cerberus of the Convertible Loan debt into common shares, (b) in the event that Cerberus converted all or any portion of the Convertible Loan into common shares, the right of Cerberus to require SSC to convert up to an equivalent amount of the Convertible Loan into common shares, (c) certain limitations on the ability of the Company to enter into certain types of transactions or agreements with SSC without the prior written consent of Cerberus, unless SSC elected to purchase from Cerberus certain designated securities of the Company then held by Cerberus, (d) the right of Cerberus to have certain proposed transactions between the Company and SSC reviewed by a designated fairness committee, and (e) limitations on the ability of the Company to enter into certain transactions with Cerberus without the prior written consent of SSC (in each case as more particularly set forth and described in the Amendment No. 1 to the Convertible Loan); and (ii) the Company, SSC, and Cerberus agreed to the terms pursuant to which the Company was to register the common shares of the Company issuable upon conversion of the Convertible Loan and the exercise of the Term Warrant (as defined below) for resale by the filing of a registration statement with the SEC pursuant to the Securities Act of 1933, as amended, as well as perform various other obligations and agreements related to such registration, as more particularly set forth and described in the Amended and Restated Registration Rights Agreement.
In connection with an additional extension of credit to the Company and certain of its subsidiaries, SSC and Cerberus entered into a Financing Agreement pursuant to which (i) SSC and Cerberus made available to the Company two term loans (the “Term Loan”) each in the aggregate principal amount of $50,000,000, and (ii) Cerberus, the Company and SSC agreed to the form of warrant (the “Term Warrant”) to purchase common shares that was issued to each of SSC and Cerberus in connection with the extension of credit described in clause (i) above.
In September, 2002, Back Bay Capital Funding LLC (“Back Bay”) purchased a $3,000,000 interest in each of the Term Loans held by SSC and Cerberus (for a total of $6,000,000 interest in the Term Loan), and a corresponding portion of the Term Warrants. After this Back Bay transaction, SSC and Cerberus each held a $47,000,000 interest in the Term Loan and 1,388,752 Term Warrants and Back Bay held a $6,000,000 interest in the Term Loan and 177,288 Term Warrants. In June 2004, the maturity date on the Term Loan was extended until June 11, 2006. In November, 2005, Millennium purchased from Back Bay the 177,288 Term Warrants.
In June, 2005, in anticipation of the IPO by DSW, also a guarantor of the Convertible Loan and Term Loan, the parties agreed to amend the instruments and release DSW from the Convertible Loan and Term Loan. In connection with this amendment, the Company paid a $1,500,000 amendment fee of which SSC received $750,000.
Amendment to Term Loans
On July 5, 2005, the Company and its affiliates amended the Term Loan which had originally been entered into in June 2002. Pursuant to this amendment, (i) DSW was released from its obligations as a co-borrower, (ii) Value City repaid all the Term Loan indebtedness, and (iii) Retail Ventures amended the outstanding Term Warrants to provide SSC, Cerberus and Back Bay (since transferred to Millennium) the right, from time to time, in whole or in part, to (A) acquire Retail Ventures common shares at the then current conversion price (subject to the existing anti-dilution provisions), (B) acquire from Retail Ventures DSW Class A Shares at an exercise price per share equal to the price of shares sold to the public in DSW’s IPO (subject to anti-dilution provisions similar to those in the existing Term Warrants), or (C) acquire a combination thereof. Although Retail Ventures does not intend or plan to undertake a spin-off of its DSW common shares to Retail Ventures’ shareholders, in the event that Retail Ventures does effect such a spin-off in the future, the holders of outstanding unexercised Term Warrants will receive the same number of DSW Class A Shares that they would have received had they exercised their Term Warrants in full for Retail Ventures common shares immediately prior to the record date of such spin-off, without regard to any limitations on exercise contained in the Term Warrants. Following the completion of any such spin-off, the Term Warrants will be exercisable solely for Retail Ventures common shares.
Amendment and Restatement of Convertible Loan
On July 5, 2005, the Company and its affiliates also amended and restated the Convertible Loan. Pursuant to this amendment and restatement, (i) DSW was released from its obligations as a co-guarantor, (ii) Value City repaid $25 million of the Convertible Loan, (iii) the remaining $50 million Convertible Loan was converted into a non-convertible loan (the “Non-Convertible Loan”), (iv) the capital stock of DSW held by RVI continues to secure the Non-Convertible Loan, and (v) RVI issued to SSC and Cerberus conversion warrants (the “Conversion Warrants”) which will be exercisable from time to time until the later of June 11, 2007 and the repayment in full of Value City’s obligations under the Non-Convertible Loan. The maturity date of the Non- Convertible Loan is June 10, 2009 and it is not eligible for prepayment until June 10, 2007. Under the Conversion Warrants, SSC and Cerberus will have the right, from time to time, in whole or in part, to (i) acquire

RVI common shares at the conversion price referred to in the Non-Convertible Loan (subject to existing anti-dilution provisions), (ii) acquire from RVI DSW Class A Shares at an exercise price per share equal to the price of the shares sold to the public in DSW’s IPO (subject to anti-dilution provisions similar to those in the existing Term Warrants held by SSC and Cerberus), or (iii) acquire a combination thereof. Although RVI does not intend or plan to undertake a spin-off of its DSW common shares to RVI’s shareholders, in the event that RVI does effect such a spin-off in the future, the holders of outstanding unexercised Conversion Warrants will receive the same number of DSW common shares that they would have received had they exercised their Conversion Warrants in full for RVI common shares immediately prior to the record date of such spin-off, without regard to any limitations on exercise contained in the Conversion Warrants. Following the completion of any such spin-off, the Conversion Warrants will be exercisable solely for Company common shares.
Second Amended and Restated Registration Rights Agreement
In connection with the amendments described above, the Company also amended and restated the Registration Rights Agreement, as amended and restated, originally entered into in July 2002 with Cerberus and SSC in connection with the Company’s entry into the Convertible Loan Agreement and issuance of the Term Warrants to each of Cerberus and SSC. Under the Second Amended and Restated Registration Rights Agreement, dated as of July 5, 2005 among the Company, Cerberus, SSC and Millennium (as successor to Back Bay) (collectively, the “Warrantholders”), the Company agreed to register in specified circumstances the Company’s common shares issued to the Warrantholders upon exercise of their respective Term Warrants and/or Conversion Warrants, and each Warrantholder will be entitled to participate in the registrations initiated by the other Warrantholders. In addition, each of Cerberus and SSC (and initial assignees of more than 15% of the holdings of Cerberus or SSC) may request up to five demand registrations in the aggregate with respect to the Company’s common shares issued upon exercise of their warrants, provided that no assignee may request more than two demand registrations and Cerberus and SSC may each request up to three demand registrations.
Warrants
During fiscal 2005 the Company recorded a charge related to the change in the fair value of the warrants of $74.3 million, including a $93.1 million charge relating to the initial recording of the Conversion Warrants. The initial recording and change in fair value of the warrants were non-cash in nature.
As of January 28, 2006, the Conversion Warrants entitled Cerberus and SSC each to acquire directly from the Company 8,333,333 RVI common shares for $4.50 per share (subject to adjustment for anti-dilution) or 1,973,685 DSW Class A Shares for $19.00 per share (the IPO price, subject to adjustment for anti-dilution), or a combination thereof. The Convertible Warrants are exercisable until the later of June 11, 2007 and the repayment in full of the Non-Convertible Loan.
On March 13, 2006, the Company issued 2,000,000 of its common shares to Cerberus in connection with Cerberus’ exercise of a portion of its outstanding Conversion Warrants. The common shares were issued at an exercise price of $4.50 per share for an aggregate cash purchase price of $9,000,000. On April 26, 2006, RVI issued 3,000,000 of its common shares to Cerberus in connection with an additional exercise of another portion of its outstanding Conversion Warrants. The common shares were issued at an exercise price of $4.50 per hare for an aggregate cash purchase price of $13,500,000. Following these exercises, Cerberus’ remaining Conversion Warrants entitle Cerberus to acquire from the Company, upon exercise and payment of the exercise price, either 3,333,333 of the Company’s common shares or 789,474 DSW Class A Shares.
On July 5, 2005, the Term Loan amendment also entitled holders to purchase from the Company at a fixed price either RVI common shares or, in the alternative, DSW common shares held by the Company (the “New Term Warrant”).
The New Term Warrants entitle Cerberus and SSC each to acquire directly from the Company 1,388,752 Retail Ventures common shares (subject to adjustment) for $4.50 per share (subject to adjustment for anti-dilution) or 328,915 DSW Class A Shares for $19.00 per share (the IPO price, subject to adjustment for anti-dilution), or a combination thereof.

A summary of outstanding warrants as of May 12, 2006 follows:

			Other
	Cerberus(a)	SSC	Holders	Total
Exchangeable for RVI Common Stock
New Term Warrants	2,074,169	2,074,169	264,788	4,413,126
Conversion Warrant	3,333,333	8,333,333	—	11,666,666

	5,407,502	10,407,502	264,788	16,079,792

Exchangeable for DSW Common Stock
New Term Warrants	491,250	491,250	62,713	1,045,213
Conversion Warrant	789,474	1,973,685	—	2,763,159

	1,280,724	2,464,935	62,713	3,808,372

(a)	Each of the Cerberus warrants, however, provides that in no event shall such warrant be exercisable to the extent that the issuance of RVI common shares upon exercise, after taking into account the RVI common shares then owned by Cerberus and its affiliates, would result in the beneficial ownership by Cerberus and its affiliates of more than 9.99% of the RVI common shares outstanding immediately after giving effect to such exercise.
Agreements with DSW
Agreements Relating to DSW’s Separation from the Company
In connection with DSW’s IPO, the Company and DSW entered into agreements governing various interim and ongoing relationships between them. These agreements include:
•	a master separation agreement;

•	a shared services agreement and other intercompany arrangements;

•	a tax separation agreement;

•	an exchange agreement; and

•	a footwear fixture agreement.
Master Separation Agreement
The master separation agreement contains key provisions relating to the separation of DSW’s business from the Company. The master separation agreement requires DSW to exchange information with the Company, follow certain accounting practices and resolve disputes with the Company in a particular manner. DSW also agreed to maintain the confidentiality of certain information and preserve available legal privileges. The master separation agreement also contains provisions relating to the allocation of the costs of DSW’s IPO, indemnification, non-solicitation of employees and employee benefit matters.
Shared Services Agreement and Other Intercompany Arrangements
Under the shared services agreement, effective as of January 30, 2005, DSW provides services to several subsidiaries of the Company relating to planning and allocation support, distribution services and outbound transportation management, site research, lease negotiation store design and construction management. The Company provides DSW with services relating to import administration, risk management, information technology, tax, logistics and inbound transportation management, legal services, financial services, shared benefits administration and payroll and will maintain insurance for DSW and for its directors, officers and employees.
The initial term of the shared services agreement will expire at the end of fiscal 2007, and the agreement will be extended automatically for additional one-year terms unless terminated by one of the parties. The Company and DSW paid approximately $8.7 million and $17.3 million, respectively, for fiscal 2005 under the shared services agreement.

Prior to and following the DSW IPO, DSW had, and continues to have, the option to use certain administrative and marketing services provided by third party vendors pursuant to contracts between those third party vendors and the Company. DSW reimburses the Company for services provided to DSW by third party vendors as expenses are incurred. These services are provided to DSW by virtue of its status as a Company affiliate and are unrelated to those delineated in the shared services agreement.
Tax Separation Agreement
DSW has historically been included in the Company’s consolidated group (the “Consolidated Group”) for U.S. federal income tax purposes as well as in certain consolidated, combined or unitary groups which include the Company and/or certain of its subsidiaries (a “Combined Group”) for state and local income tax purposes. The Company entered into a tax separation agreement, effective July 2005, pursuant to which the Company and DSW generally will make payments to each other such that, with respect to tax returns for any taxable period in which DSW or any of its subsidiaries are included in the Consolidated Group or any Combined Group, the amount of taxes to be paid by DSW is determined, subject to certain adjustments, as if DSW and each of its subsidiaries included in the Consolidated Group or Combined Group filed their own consolidated, combined or unitary tax return. The Company prepares pro forma tax returns for DSW with respect to any tax return filed with respect to the Consolidated Group or any Combined Group in order to determine the amount of tax separation payments under the tax separation agreement. DSW has the right to review and comment on such pro forma tax returns. The Company is responsible for any taxes with respect to tax returns that include only it and its subsidiaries.
The Company is exclusively responsible for preparing and filing any tax return with respect to the Consolidated Group or any Combined Group. DSW generally is responsible for preparing and filing any tax returns that include only DSW and its subsidiaries. The Company agreed to undertake to provide these services with respect to DSW’s separate tax returns. For the tax services to be provided to DSW by the Company, DSW pays the Company a monthly fee equal to 50% of all costs associated with the maintenance and operation of the Company’s tax department (including all overhead expenses). In addition, DSW reimburses the Company for 50% of any third party fees and expenses generally incurred by the Company’s tax department and 100% of any third party fees and expenses incurred by the Company’s tax department solely in connection with the performance of the tax services to be provided to DSW.
The Company is primarily responsible for controlling and contesting any audit or other tax proceeding with respect to the Consolidated Group or any Combined Group; provided, however, that, except in cases involving taxes relating to a spin-off, DSW has the right to control decisions to resolve, settle or otherwise agree to any deficiency, claim or adjustment with respect to any item for which DSW is solely liable under the tax separation agreement. Pursuant to the tax separation agreement, DSW has the right to control and contest any audit or tax proceeding that relates to any tax returns that include only DSW and its subsidiaries. The Company and DSW have joint control over decisions to resolve, settle or otherwise agree to any deficiency, claim or adjustment for which the Company and DSW could be jointly liable, except in cases involving taxes relating to a spin-off. Disputes arising between the parties relating to matters covered by the tax separation agreement are subject to resolution through specific dispute resolution provisions.
DSW has been included in the Consolidated Group for periods in which the Company owned at least 80% of the total voting power and value of DSW’s outstanding stock. Following DSW’s IPO in July 2005, DSW was no longer included in the Consolidated Group. Each member of a consolidated group for U.S. federal income tax purposes is jointly and severally liable for the U.S. federal income tax liability of each other member of the consolidated group. Similarly, in some jurisdictions, each member of a consolidated, combined or unitary group for state, local or foreign income tax purposed is jointly and severally liable for the state, local or foreign income tax liability of each other member of the consolidated, combined or unitary group. Accordingly, although the tax separation agreement allocates tax liabilities between the Company and DSW, for any period in which DSW was included in the Consolidated Group or a Combined Group, DSW could be liable in the event that any income tax liability was incurred, but not discharged, by any other member of the Consolidated Group.
The Company has informed DSW that it does not intend or plan to undertake a spin-off of DSW’s common shares to the Company’s shareholders. Nevertheless, the Company and DSW agreed to set forth their respective rights, responsibilities and obligations with respective to any possible spin-off in the tax separation agreement. If the Company were to decide to pursue a possible spin-off, DSW agreed to cooperate and to take any and all actions reasonably requested by the Company in connection with such a transaction. DSW also agreed not to knowingly take or fail to take any actions that could reasonably be expected to preclude the Company’s ability to undertake a tax-free spin-off. In addition, DSW generally would be responsible for any taxes resulting from the failure of a spin-off to qualify as a tax-free transaction to the extent such taxes are attributable to, or result from, any action or failure to act by DSW or certain transactions in DSW common shares (including transactions over which DSW would have no control, such as acquisitions of DSW common shares and the exercise of warrants, options, exchange rights, conversion rights or similar arrangements with respect to DSW common shares) following or preceding a spin-off. DSW would also be responsible for a percentage (based on the relative market capitalizations of DSW and the Company at the time of such spin-off) of such taxes to the extent such taxes are not otherwise attributable to DSW or the Company. The agreements in connection with such spin-off matters last indefinitely.
Exchange Agreement
The Company entered into an exchange agreement with DSW which was effective as of July 2005. In the event that the Company desires to exchange all or a portion of the DSW Class B Common Shares it holds for DSW Class A Shares, DSW agreed to issue to the Company an equal number of duly authorized, validly issued, fully paid and nonassessable DSW Class A Shares in exchange for the Class B Common Shares of DSW held by the Company. The Company may make one or more requests for such exchange, covering all or a part of the Class B Common Shares of DSW that it holds.
Footwear Fixture Agreement
Effective July 2005, the Company entered into an agreement with DSW relating to DSW’s patented footwear display fixtures. DSW agreed to sell the Company, upon its request, the fixtures covered by the patents at the cost associated with obtaining and delivering such fixtures. In addition, DSW agreed to pay the Company a percentage of any net profit it may receive should DSW ever market and sell the fixtures to third parties.
Agreements between DSW and Filene’s Basement for Leased Shoe Departments
Effective as of January 30, 2005, DSW updated and reaffirmed the contractual arrangement with Filene’s Basement related to combination DSW/Filene’s Basement stores. Under the new agreement, DSW has the exclusive right to operate leased shoe departments with 10,000 square feet or more of selling space in Filene’s Basement stores. DSW owns the merchandise, records sales of merchandise net of returns and sales tax, and receives a per-store license fee for use of its name on the stores. DSW pays a percentage of net sales as rent. The employees that supervise the shoe departments are DSW employees who report directly to DSW supervisors. Filene’s Basement provides the fixtures and sales associates. As of January 28, 2006, this agreement pertained to three combination DSW/Filene’s Basement store. DSW paid approximately $2.6 million in total fees and expenses for fiscal 2005 under this agreement.
Effective as of January 30, 2005, DSW updated and reaffirmed the contractual arrangement with Filene’s Basement related to the smaller leased shoe departments. Under the new agreement DSW has the exclusive right to operate leased shoe departments with less than 10,000 square feet of selling space in Filene’s Basement stores. DSW owns the merchandise, records sales net of returns and sales tax and provides supervisory assistance in all covered locations. DSW pays a percentage of net sales as rent. Filene’s Basement provides the fixtures and sales associates. As of January 28, 2006, DSW operated leased shoe departments in 22 of these Filene’s Basement stores. DSW paid approximately $8.0 million in total fees and expenses for fiscal 2005 under this agreement.
Agreement between DSW and Filene’s Basement for Atrium Space at DSW’s Union Square Store in Manhattan
Effective as of January 30, 2005, DSW entered into a shared expenses agreement with Filene’s Basement related to the shared atrium space connecting Filene’s Basement’s leased spaced at Union Square and DSW’s Union Square store leased space, and for other expenses related to DSW’s leased space, which are located in the same building in New York, New York. Under that agreement, DSW has agreed to share with Filene’s Basement expenses related to the use and maintenance of the atrium space and to share other expenses related to the operation and maintenance of the Filene’s Basement leased space and the DSW leased space. Filene’s Basement’s and DSW’s respective share of these expenses totaled $28,300 and $25,500, respectively, for fiscal 2005.

Registration Rights Agreements
Under the master separation agreement, DSW agreed to effect up to one demand registration per calendar year of DSW common shares, whether Class A or Class B, held by the Company, if requested by the Company. DSW has also granted the Company the right to include its common shares of DSW in an unlimited number of other registrations of such shares initiated by DSW or on behalf of DSW’s other shareholders.
DSW also entered into a registration rights agreement with Cerberus and SSC, under which it agreed to register in specified circumstances the DSW Class A Shares issued to Cerberus and SSC upon exercise of their warrants for DSW Class A Shares. Under this agreement, each of Cerberus (together with transferees of at least 15% of its interest in registrable DSW common shares) and SSC (together with transferees of at least 15% of its interest in registrable DSW common shares) may request up to five demand registrations with respect to the DSW Class A Shares issued to them upon exercise of their warrants provided that no party may request more than two demand registrations, except that each of Cerberus and SSC may each request up to three demand registrations. The agreement also granted Cerberus and SSC the right to include these DSW Class A Shares in an unlimited number of other registrations of any of DSW’s securities initiated by DSW or on behalf of DSW’s other shareholders (other than a demand registration made under the agreement).
Value City Intercompany Note
The DSW common shares held by the Company will continue to secure the $240 million Value City intercompany note made payable by the Company to Value City, which was executed and delivered on January 1, 2005 in connection with the transfer of all the capital stock of DSW and Filene’s Basement by Value City to the Company on that date. The lien granted to Value City on the DSW capital stock held by the Company will be released upon written notice that warrants held by Cerberus, SSC and Millenium Partners are to be exercised in exchange for DSW capital stock held by the Company and to be delivered by the Company upon the exercise of such warrants. The lien will also be released upon repayment of the note in full.
The $165.0 Million Intercompany Note
In March 2005, DSW incurred intercompany indebtedness to fund a $165.0 million dividend to the Company. The indebtedness was evidenced by a note which was scheduled to mature in March 2020 and bore interest at a rate equal to LIBOR plus 850 basis points per year. DSW repaid this note in full in July 2005.
The $25.0 Million Intercompany Note
In May 2005, DSW incurred intercompany indebtedness to fund a $25.0 million dividend to the Company. The indebtedness was evidenced by a note which was scheduled to mature in May 2020 and bore interest at a rate equal to LIBOR plus 950 basis points per year. DSW repaid this note in full in July 2005.
Cross-Corporate Guarantees
The Company previously entered into cross-corporate guarantees with various financing institutions pursuant to which the Company, DSW, Filene’s Basement and Value City, jointly and severally, guarantee payment obligations owed to these entities under factoring arrangements they entered into with vendors who provided merchandise to some or all of the Company’ subsidiaries. In July 2005, the Company terminated these cross-corporate guarantees as related to DSW.
Union Square Store Guaranty by the Company
In January 2004, DSW entered into a lease agreement with an unrelated third party for its Union Square store in Manhattan, New York. In connection with the lease, the Company has agreed to guarantee payment of DSW’s rent and other expenses and charges and the performance of its other obligations. The annual rent payment under the lease was $1.3 million for fiscal 2005.
Intercompany Accounts
Prior to DSW’s IPO, DSW and the Company used intercompany transactions in the conduct of their operations. Under this arrangement, the Company acted as a central processing location for payments for the acquisition of merchandise, payroll, outside services, capital additions and expenses by controlling the payroll and accounts payable activities for all the Company’ subsidiaries, including DSW. DSW transferred cash received from sales of merchandise to cash accounts controlled by the Company. The concentration of cash and the offsetting payments for merchandise, expenses, capital assets and accruals for future payments were accumulated on DSW’s balance sheet in advances to affiliates. The balance of advances to affiliates fluctuated based on DSW’s activities with the Company.
After DSW’s IPO in July 2005, DSW’s intercompany activities became limited to those arrangements set forth in the shared services agreement and the other agreements described in this proxy statement. DSW no longer concentrates its cash from the sale of merchandise into the Company’s accounts but into its own DSW accounts. DSW also pays for its own merchandise, expenses and capital additions from newly established disbursement accounts. Any intercompany payments are made pursuant to the terms of the shared services agreement and other agreements described in this proxy statement.
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
The Company engaged Deloitte & Touche LLP as its independent registered public accountants to audit its consolidated financial statements for fiscal 2005. Services provided by Deloitte & Touche LLP for each of fiscal 2005 and 2004 and the related fees are described under the caption “Audit and Other Service Fees” beginning on page 10 of this proxy statement. The Audit Committee is directly responsible for the appointment, compensation, retention, termination and oversight of the work of the independent auditors, and has the sole responsibility to retain and replace the Company’s independent auditor. As of the date of this proxy statement, the Audit Committee has not yet completed its assessment regarding the selection of the Company’s independent auditors for fiscal 2006. The Company, in selecting its independent auditors for fiscal 2006, will adhere to the applicable laws, regulations and rules concerning auditor independence established by the SEC, NYSE and the Sarbanes-Oxley Act of 2002.
A representative of Deloitte & Touche LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if so desired.
OTHER MATTERS
Shareholder Proposals Pursuant to Rule 14a-8
In order to be considered for inclusion in the proxy statement distributed to shareholders prior to the annual meeting of shareholders in 2007, a shareholder proposal pursuant to SEC Rule 14a-8 must be received by the Company no later than January 17, 2007. Written requests for inclusion should be addressed to: Corporate Secretary, 3241 Westerville Road, Columbus, Ohio 43224. It is suggested that you mail your proposal by certified mail, return receipt requested.
Shareholder Proposals Other Than Pursuant to Rule 14a-8
With respect to any shareholder proposal not submitted pursuant to SEC Rule 14a-8 in connection with the Annual Meeting of Shareholders in 2007, the proxy for such meeting will confer discretionary authority to vote on such proposal unless (i) the Company is notified of such proposal not later than April 2, 2007, and (ii) the proponent complies with the other requirements set forth in SEC Rule 14a-4.
Shareholder Communications to the Board of Directors
Shareholders may communicate with the Board of Directors or individual directors (including the non-employee directors as a group or the presiding director) directly by writing to the directors in care of the Secretary of the Company, 3241 Westerville Road, Columbus, Ohio 43224, in an envelope clearly marked “shareholder communication.” Such communications will be provided promptly and, if requested, confidentially to the specified directors.

General Information
A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SEC ON APRIL 13, 2006, AS THE SAME MAY BE AMENDED, WILL BE SENT TO ANY SHAREHOLDER WITHOUT CHARGE UPON WRITTEN REQUEST ADDRESSED TO INVESTOR RELATIONS DEPARTMENT, 3241 WESTERVILLE ROAD, COLUMBUS, OHIO 43224.
Management knows of no other business which may be properly brought before the Annual Meeting . However, if any other matters shall properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their best judgment on such matters.
IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO FILL IN, SIGN AND RETURN THE PROXY IN THE ENCLOSED STAMPED, SELF-ADDRESSED ENVELOPE.

By Order of the Board of Directors,

/s/ James A. McGrady
James A. McGrady Executive Vice President, Chief Financial Officer, Treasurer and Secretary

Appendix I
RETAIL VENTURES, INC.
3241 Westerville Road, Columbus, Ohio 43224

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS – JUNE 15, 2006
THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned shareholder of Retail Ventures, Inc. (the “Company”) hereby appoints Heywood Wilansky, James A. McGrady and Julia A. Davis, or any one of them, as attorneys and proxies with full power of substitution to each, to vote all shares of common stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at The Pierre Hotel, 2 East 61st Street, New York, New York 10021, on Thursday, June 15, 2006, at 10:00 a.m. Eastern Daylight Savings Time, and at any postponements or adjournments thereof, with all of the powers such undersigned shareholder would have if personally present, for the following purposes:
1. Election of the following Directors:
Henry L. Aaron
Ari Deshe
Jon P. Diamond
Elizabeth M. Eveillard
Lawrence J. Ring
Jay L. Schottenstein
Harvey L. Sonnenberg
James L. Weisman
Heywood Wilansky

☐ FOR ALL NOMINEES	☐ WITHHOLD AUTHORITY FOR ALL NOMINEES
(Instruction: To withhold authority for one or more nominees, write each such nominee’s name on the line below.)

2. To transact any other business which may properly come before the Annual Meeting or any adjournment thereof.
THIS PROXY, WHEN EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.
     The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, dated May 17 2006, and the proxy statement of the Company furnished therewith. Any proxy heretofore given to vote said shares is hereby revoked.
     PLEASE SIGN AND DATE THIS PROXY BELOW AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Dated:	, 2006

Signature

Signature

Signature(s) shall agree with the name(s) printed on this Proxy. If shares are registered in two names, both shareholders should sign this Proxy. If signing as
attorney, executor,
administrator, trustee or
guardian, please give your full
title as such. If the shareholder is
a corporation, please sign in full
corporate name by an authorized officer.
If the shareholder is a partnership or
other entity, please sign that entity’s
name by authorized person.
(Please note any change of address on
this Proxy.)